UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

BARR PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)
Payment of Filing Fee:

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

BARR PHARMACEUTICALS, INC.
225 Summit Avenue
Montvale, New Jersey 07645
(201) 930-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Barr Pharmaceuticals, Inc. (the “Company”) will be held on May 15, 2008, at 10:00 a.m. local time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect six directors to serve until the Company’s 2009 Annual Meeting;

2. to ratify the Audit Committee’s selection of the Company’s independent registered public accounting firm for the year ending December 31, 2008;

3. to consider a proposal to amend the Company’s Certificate of Incorporation to delete the plurality voting standard for the election of directors; and

4. to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of the Company’s Common Stock at the close of business on March 28, 2008 are entitled to receive notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting, each stockholder is requested to promptly mark, sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. You may also vote your shares on the Internet or by telephone. Voting instructions are printed on your proxy card.

Since seating is limited, the Company has established the rule that only stockholders and invited guests may attend. Proxy holders will be asked to present their ticket of admission or proof of stock ownership, as well as personal identification in the lobby before the Annual Meeting begins. Stockholders will receive a ticket of admission as part of their proxy material. Other stockholders holding stock in nominee name or beneficially (in “street name”) need only bring their ticket of admission. Street name holders without tickets will need proof of ownership (such as a recent brokerage statement or letter from the bank or broker) for admission to the Annual Meeting.

By Order of the Board of Directors

Frederick J. Killion
Corporate Secretary

April 7, 2008

i

ii

BARR PHARMACEUTICALS, INC.
225 Summit Avenue
Montvale, New Jersey 07645
(201) 930-3300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 15, 2008

VOTING RIGHTS, PROXIES AND SOLICITATION

Date, Time and Place of Meeting

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Barr Pharmaceuticals, Inc. (“Barr,” the “Company,” “we,” or “us”), a Delaware corporation, for use at our 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on May 15, 2008 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, and at any adjournment or postponement thereof. It is anticipated that we will begin mailing this Proxy Statement, together with the form of proxy, to our stockholders on or about April 7, 2008.

Important Notice Regarding the Availability of Proxy Materials for the 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on May 15, 2008. The Barr Pharmaceuticals, Inc. 2008 proxy statement and 2007 Annual Report are available at www.barrlabs.com. See the instructions for voting on the Internet on page 2 under “Vote on the Internet.”

Webcast of Annual Meeting

Our Annual Meeting will be webcast on May 15, 2008 at 10:00 a.m. New York time. Please visit our homepage at www.barrlabs.com, and click on the Investor Relations link followed by the Calendar of Events link to view the webcast live or to access an archived replay until December 31, 2008.

Proxies

A proxy card and a return postage-paid envelope for the proxy card are enclosed. If your proxy is properly executed and timely received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give voting instructions, the persons acting under the proxy will vote the shares represented thereby for the election of each of the director nominees listed in Proposal No. 1 below and for approval of Proposal No. 2 and Proposal No. 3, which are discussed below. As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

Revocability and Voting of Proxies

Any stockholder of record who has executed and returned a proxy card or properly voted by telephone or Internet and who for any reason wishes to revoke or change his or her proxy may do so by (1) attending the Annual Meeting in person and voting the shares represented by such proxy, (2) duly executing and delivering a later-dated proxy for the Annual Meeting at any time before the commencement of the Annual Meeting, or (3) delivering written notice of revocation to the Secretary of the Company at the above address at any time before the commencement of the Annual Meeting.

Please note that any stockholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such stockholders may not vote in person at the Annual Meeting unless the stockholder obtains a legal proxy from the broker, bank or other nominee. Attendance at the Annual Meeting will not, by itself, revoke prior voting instructions.

Voting Securities and Stockholders Entitled to Vote

Holders of our Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on March 28, 2008, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, there were 110,961,178 shares of our Common Stock outstanding, each entitled to one vote.

Requirements for a Quorum

The presence of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Solicitation of Proxies; Solicitation Costs

The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Annual Meeting. We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our Annual Report for the year ended December 31, 2007. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by our directors, officers or regular employees acting without special compensation. We have hired Mellon Investor Services LLC (“Mellon”) to distribute and solicit proxies. We will pay Mellon a fee of approximately $8,000, plus reasonable out-of-pocket expenses for this service.

How to Vote

Vote by Telephone

Using any touch-tone telephone, you can vote by calling the toll-free number on your proxy card. Have your proxy in hand when you call, and when prompted, enter your control number as shown on your proxy card. Follow the voice prompts to vote your shares.

Vote on the Internet

Record holders and many street name holders may vote on the Internet or by telephone. Using the Internet or telephone helps save your company money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET AT THE WEB SITES BELOW
24 hours a day / 7 days a week

Shares Held of Record:	Shares Held in Street Name:
http://www.eproxy.com/brl	http://www.proxyvote.com

To vote by Internet, read this Proxy Statement and then go to the applicable website listed above. Have your proxy card or voting instruction form in hand and follow the instructions. You will be prompted to enter your control number, shown on your proxy card, to create and submit an electronic ballot.

Vote by Mail

You can submit your proxy by mailing it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Required Votes

Directors are elected by a plurality of votes of the shares of Common Stock present (either in person or by proxy) and entitled to vote in the election of directors at the Annual Meeting, which means that the six nominees with the most votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

Approval of Proposal No. 2 to ratify the Audit Committee’s selection of Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm at the Annual Meeting requires an affirmative vote of the majority of the shares present (either in person or by proxy) and entitled to be voted at the Annual Meeting. Abstentions have the effect of a vote “against” Proposal No. 2. Broker non-votes will not be counted as cast on the matter and will have no effect on the outcome of the vote on Proposal No. 2.

The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to be voted at the Annual Meeting is required for the approval of Proposal No. 3, the proposal to amend the Company’s Certificate of Incorporation to delete the plurality voting standard for the election of directors. Abstentions and broker non-votes have the effect of a vote “against” Proposal No. 3. Broker non-votes will not be counted as cast on the matter and will have no effect on the outcome of the vote on Proposal No. 3.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices at 225 Summit Avenue, Montvale, New Jersey 07645, by contacting Frederick J. Killion, the Company’s Corporate Secretary, at the address listed immediately above, or by telephone at (201) 930-3300.

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

Our Board of Directors has adopted corporate governance guidelines, a code of business conduct and ethics applicable to the Company’s directors, management and other Company employees, and charters for each Board committee. The Company’s corporate governance documents codify our existing corporate governance practices and policies. Each of the above-described documents is available at www.barrlabs.com under the “Investors” heading. In addition, stockholders can obtain copies of these documents at no charge by writing to: Corporate Secretary, Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, New Jersey 07645.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s director independence standards, as described in the Company’s Corporate Governance Guidelines (available at www.barrlabs.com under the Investor Relations heading). These standards incorporate the director independence criteria included in the listing standards of the New York Stock Exchange, as currently in effect, as well as additional, more stringent criteria established by the Board (also available at www.barrlabs.com under the Investor Relations heading and attached as Appendix A to this Proxy Statement). In accordance with these standards, a Director must be determined to have no material relationship with the Company other than as a Director. The standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The standards also prohibit Audit Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

Based upon these standards, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that the following directors nominated for re-election to the Board of Directors are independent: George P. Stephan, Harold N. Chefitz, Richard R. Frankovic, Peter R. Seaver and James S. Gilmore, III.

In making these determinations, the Board considered that Mr. Chefitz served until January 15, 2008 as a trustee of a charitable organization that during the last fiscal year received a contribution from the Company significantly below the charitable contribution threshold in the Company’s Corporate Governance Guidelines.

Meetings of the Board of Directors

During 2007, the Board of Directors met 12 times. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served that were held during his or her term of office. Directors are expected to attend annual meetings of stockholders, and each director attended the Annual Meeting of Stockholders on May 17, 2007.

The Board of Directors convenes executive sessions of non-management directors without Company management present at least twice a year during regularly scheduled meetings of the Board of Directors. During 2007, the non-management directors, each of whom the Board had determined was independent, met in executive session five times. The Board has designated Peter R. Seaver, an independent director, as the Lead Independent Director. The Lead Independent Director is responsible for presiding at the executive sessions of the independent directors.

Committees of the Board of Directors

The Board has three standing committees — an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Their functions and membership are described below. Prior to January 24, 2007, the Board also had a Business Development Committee. As of such date, however, the Board determined that the existence of this committee was no longer necessary, and it was discontinued.

Audit Committee

The Audit Committee consists of the following members of the Company’s Board of Directors: George P. Stephan (Chairman), Harold N. Chefitz and Richard R. Frankovic. The role of the Audit Committee is set forth in its Charter, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” heading. Pursuant to its Charter, the Audit Committee’s functions include the following:

•	being directly responsible for the appointment, compensation, retention and evaluation of the work of the Company’s independent registered public accounting firm;

•	reviewing and approving in advance all audit and permissible non-audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

•	considering at least annually the independence of the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the financial statements of the Company as well as earnings press releases and accounting policies;

•	receiving reports from the independent registered public accounting firm and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls;

•	reviewing and discussing the internal audit function and the results of significant audit reports, findings, recommendations and management’s responses;

•	reviewing legal and regulatory matters that could materially impact the Company’s financial statements, and conducting or authorizing investigations into matters within the Committee’s scope of responsibilities;

•	overseeing the Company’s compliance with the Company’s Code of Business Conduct; and

•	establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Deloitte & Touche LLP for the Company before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any additional services to be provided by the independent registered public accounting firm must be separately pre-approved by the Audit Committee. The Audit Committee has delegated to the Committee chair the authority to pre-approve services in amounts up to $250,000 per engagement. Services pre-approved pursuant to delegated authority are reported to the Audit Committee at its next scheduled meeting. The Vice President, Internal Audit reports quarterly to the Audit Committee on the status of pre-approved services, including projected fees.

The Board has determined that each of the members of the Audit Committee is “independent” as independence is defined for audit committee members in the NYSE listing standards and under the director independence standards described above and attached as Appendix A. In addition, the Board has determined that all of the members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise. The Board has also determined that all members of the Audit Committee meet the SEC criteria of an “audit committee financial expert.” In Mr. Frankovic’s case, this determination is based on his business and other professional experience, as reflected in his biography on page 12. The Audit Committee held 11 meetings during the year ended December 31, 2007.

Compensation Committee

The Compensation Committee consists of the following members of the Company’s Board of Directors: Harold N. Chefitz (Chairman), Richard R. Frankovic, Peter R. Seaver and George P. Stephan. James S. Gilmore, III was also a member of the Committee until January 24, 2007.

The Committee reviews and recommends to the Board policies, practices and procedures relating to the compensation of our chief executive officer, senior management team and board of directors, and the establishment and administration of incentive compensation plans. The Committee administers the Company’s executive compensation program and has authority to make policy recommendations to the Company’s Board of Directors from time to time with respect to our benefit plans.

Compensation Committee’s Processes and Procedures for Consideration and Determination of Executive Compensation

Authority and Responsibilities.

The Committee’s responsibilities are reflected in its Charter, a copy of which is available on our website, www.barrlabs.com, under Investors; Corporate Governance. The Committee reviews the Charter from time to time and recommends any proposed changes to the Board. Pursuant to its Charter, the Compensation Committee’s functions include the following:

•	approving, in conjunction with all the independent directors on the Company’s Board, the chief executive officer’s compensation;

•	approving, in consultation with the Company’s chief executive officer, the compensation of the Company’s senior management and officers;

•	adopting, amending and administering the Company’s employee compensation and benefit plans;

•	reviewing and approving contractual relationships between the Company or its subsidiaries and any officer or director relating to employment, severance, retirement or compensation; and

•	producing the Compensation Committee’s report on executive compensation to be included in the Company’s proxy statements.

In carrying out these functions, the Committee consults with and obtains such advice from and ratification by the Board of Directors as the Committee determines appropriate, consistent with its charter. The Board has determined that each of the members of the Compensation Committee is “independent” as defined in the NYSE listing standards and under the Company’s director independence standards described above and attached as Appendix A. The Compensation Committee meets at least quarterly and met 8 times during the calendar year ended December 31, 2007.

For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, please see “Compensation Discussion and Analysis.”

Pursuant to its Charter, the Committee’s functions also include reviewing and approving contractual relationships between the Company or its subsidiaries and any officer or director (or former officer or director) relating to employment, severance, retirement or compensation; and producing the Committee’s report on executive compensation to be included in the Company’s proxy statements.

The Compensation Committee exercises all power and authority of the Board in the administration and interpretation of the Company’s executive compensation plans, including the oversight of executive compensation policies and decisions, administration of the 2007 Executive Officer Incentive Plan, 2007 Stock and Incentive Award Plan and Employee Stock Purchase Plan. The Committee establishes guidelines, selects participants in the plans, approves grants and awards, and exercises other powers and authority required and permitted under the plans. The Committee also reviews and approves (in conjunction with all the independent directors in the case of the CEO) the compensation of the Company’s Chief Executive Officer, senior management and officers, including, as applicable, salary, incentive compensation levels, executive perquisites, equity compensation (including awards to induce employment), severance arrangements and other forms of executive compensation. The Committee receives recommendations from the Chief Executive Officer with respect to the compensation of executives other than the Chief Executive Officer. The Committee’s membership is determined annually by the full Board.

Delegation.  From time to time, the Committee may delegate authority to fulfill various functions of administering the Company’s plans to officers of the Company. Specifically, the Committee has delegated administrative responsibilities with respect to the Company’s employee retirement plans to the Savings and Retirement Plan Committee consisting of the Company’s General Counsel, Chief Financial Officer, and Executive Vice President, Global Human Resources. The Savings and Retirement Plan Committee periodically reports to the Committee on the performance of the retirement plan assets and other plan matters.

Additionally, in 2007, the Committee delegated to the Company’s Executive Vice President of Global Human Resources, the authority to make equity awards to non-Section 16 individuals under the 2002 Stock and Incentive Award Plan and the 2007 Stock and Incentive Award Plan to: (a) newly hired employees, (b) employees who did not receive the correct award at the most recent Compensation Committee meeting where awards were made, due to an administrative or typographical error in the written award information approved by the Committee, or (c) to employees for purposes of retention, reward, or special recognition, outside of the Committee’s annual grant process. Under this authority, the Executive Vice President of Global Human Resources may award up to 3,000 shares per person and 50,000 shares in the aggregate. The price at which each share subject to an award may be purchased must equal 100% of the Fair Market Value of such share on the award date. Awards may not be made to individuals who are subject to Section 16(a) of the Securities Exchange Act of 1934 on the award date.

Compensation Consultant

The Committee has authority to engage the services of outside advisers to assist the Committee. In 2007, the Committee used information from PricewaterhouseCoopers LLP (“PwC”). PwC was engaged by management, although the Committee has the authority to engage its own consultant at any time. A representative of PwC attended three of the Committee’s meetings in calendar year 2007.

PwC provided benchmarking information on the amount and form of executive and director compensation, as discussed in detail under “Benchmarking” on page 19. Management’s instructions to PwC as to the nature and scope of its assignment were to assist in the selection of peer group companies and to obtain, analyze and review competitive market compensation data from publicly available proxy and survey data.

PwC has also provided analysis and information on competitive market practices and other objective data related to cash-based and equity-based incentive plan design.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or committee of any entity that has one or more executive officers who serve on our board or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of the following members of the Company’s Board of Directors: Peter R. Seaver (Chairman), Harold N. Chefitz, Richard R. Frankovic, James S. Gilmore III, and George P. Stephan. The role of the CGN Committee is governed by a Charter, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” heading. Pursuant to its Charter, the CGN Committee’s functions include the following:

•	identifying, evaluating and recommending to the Board of Directors qualified director candidates;

•	assessing the contributions and independence of incumbent directors;

•	reviewing and, as appropriate, recommending to the Board of Director changes to the Corporate Governance Principles; and

•	performing a leadership role in shaping the Company’s corporate governance.

The Board has determined that each of the members of the CGN Committee is “independent” as defined in the NYSE listing standards and under the Company’s independence standards described above and attached as Appendix A. The CGN Committee met 5 times during the calendar year ended December 31, 2007.

Corporate Governance Principles

The Company has adopted a set of Corporate Governance Principles, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” heading. The Corporate Governance Principles serve as a framework for the governance of the Company. The CGN Committee reviews the Corporate Governance Principles annually and recommends changes to the full Board as appropriate.

Consideration of Director Nominees

In evaluating director nominees, the CGN Committee considers a variety of criteria in the context of the needs of the Board as a whole, including an individual’s character and integrity, business, professional and personal background, skills, current employment, community service, and ability to commit sufficient time and attention to the activities of the Board. As it considers these criteria, the CGN Committee also seeks a diversity of backgrounds and perspectives on the Board.

The CGN Committee employs a variety of methods for identifying and evaluating director nominees. The CGN Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the CGN Committee considers various potential director candidates. Candidates may come to the CGN Committee’s attention through current Board members, stockholders and other sources.

After the CGN Committee identifies a potential candidate, the CGN Committee goes through a process of learning more about a candidate’s qualifications, background, and level of interest in the Company. A candidate may meet with members of the CGN Committee, other directors, and senior management. Based on information gathered during the course of this process, the CGN Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by the Company’s stockholders.

The policy of the CGN Committee, as set forth in the Company’s Corporate Governance Principles, is to consider candidates recommended by stockholders in compliance with the advance notice provisions of the Company’s bylaws, which provisions are discussed below under “Stockholder Proposals for the 2009 Annual Meeting.” The Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate nominees from other sources. To recommend a prospective nominee for the CGN Committee’s consideration, submit the candidate’s name, resume and suitability for Board membership to the Corporate Secretary at Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, New Jersey 07645. Submissions must include the name and record address of the stockholder submitting the prospective nominee and the number of shares of stock of the Company that are owned beneficially or of record by such stockholder.

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all Barr Pharmaceuticals, Inc. companies, their officers, directors and employees. The Code of Conduct is available on the Company’s website at www.barrlabs.com, under the “Investors” heading. To the extent permitted by SEC rules and NYSE listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Conduct on the Company’s website within four business days following the date of such amendment or waiver.

Communications with the Board

The Company has a process for stockholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Corporate Secretary, Barr Pharmaceuticals, Inc., 225 Summit Avenue, Montvale, New Jersey 07645. Communications intended for a specific director or directors (such as the Lead Independent Director or all non-management directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or otherwise inappropriate. The non-management directors have requested that the Corporate Secretary not forward to the Board advertisements, solicitations for periodical or other subscriptions, and other similar communications.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”) and regarding potential violations of applicable laws, rules and regulations or the Company’s accounting policies and procedures

(“compliance matters”). Any person with concerns regarding accounting matters or compliance matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the independent, toll-free Ethics and Compliance Helpline established by the Company for that purpose at 1-888-227-7132 (from within the United States). Reports may also be submitted via the Internet through the link to an independent third party reporting service available on the Company’s website at www.barrlabs.com, under the “Investors” heading. Additional phone numbers for use by persons outside the United States are also available at this Internet link.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the 12 month period ended December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as adopted by the PCAOB in Rule 3600T, and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the period commencing on January 1, 2007 and ended December 31, 2007 for filing with the SEC.

The Audit Committee has considered whether the independent registered accounting firm’s provision of non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Submitted by
George P. Stephan, Chairman
Harold N. Chefitz
Richard R. Frankovic

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Our Board of Directors currently has six members. The Board has nominated all of our current directors for re-election to the Board of Directors at the Annual Meeting. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board of Directors may determine not to nominate a substitute and therefore further reduce the size of the Board.

Information on Director Nominees

The nominees for election to the Board of Directors and biographical information about the nominees are set forth below. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and until a successor is elected and qualified.

As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with our reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately prior to the merger, Old BLI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Principal Occupation	Director Since

Bruce L. Downey	60	Chairman of the Board and Chief Executive Officer	1993
George P. Stephan	74	Business consultant	1988
Harold N. Chefitz	73	Chairman of Notch Hill Advisors and President of Chefitz HealthCare Investments	2001
Richard R. Frankovic	65	Pharmaceutical industry consultant	2001
Peter R. Seaver	65	Healthcare industry consultant	2001
James S. Gilmore, III	58	Partner at the law firm of Kelley, Drye & Warren	2002

Bruce L. Downey became a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer of the Company in February 1994. From January 1993 to December 1999, he also served as the President of the Company. From 1981 to 1993, Mr. Downey was a partner in the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds. Mr. Downey currently serves as Chairman of the Board of the Generic Pharmaceutical Association (GPhA), the generic industry trade association. Mr. Downey also serves as the Chair of the Board of Ambassadors for the Johns Hopkins’s Project RESTORE that funds research for new biological indicators of neuroimmunologic diseases, new imaging strategies, and clinical trials to support the creation of progressive treatments for transverse myelitis and multiple sclerosis.

George P. Stephan was elected a director in February 1988. In April 1990, Mr. Stephan retired as Vice Chairman of Kollmorgen Corporation, a diversified, international technology company where he had served in several executive capacities for over 20 years. Mr. Stephan was also a director of Kollmorgen from 1982 until June 2000, when it was acquired by Danaher Corporation, and served as Chairman of the Board from 1991 to 1996. From 1994 to April 1999, Mr. Stephan also was a Managing Director of Stonington Group LLC, financial intermediaries and consultants. He is currently a business consultant and a director of Sartorius Sports Limited, a privately held specialty sports retailer.

Harold N. Chefitz was elected a director in February 2001. Mr. Chefitz has been Chairman of Notch Hill Advisors, which advises CK Fund, since 1999, and President of Chefitz HealthCare Investments, a private investment company, since 1995. Prior to forming Notch Hill in 1999, Mr. Chefitz was a partner in Boles Knop & Co. Mr. Chefitz has also served as Managing Director and head of the Healthcare Group at Prudential Securities, and Senior Managing Director of Furman Selz. In 2004, Mr. Chefitz became a partner of Quanstar Group, LLC. Mr. Chefitz is a member of the board of Kensey Nash, a medical device company. From 1990 to 1994, Mr. Chefitz served as Chairman of the Board of Trustees at Columbia University School of Pharmaceutical Sciences. He is currently a member of the Boston University Medical School Advisory Board for Alzheimer’s Disease.

Richard R. Frankovic was elected a director in October 2001. He was employed by Rugby Laboratories from 1980 to 1998 where he served as President from 1984 until 1998. Prior to joining Rugby Laboratories, he was employed by Lederle Laboratories from 1965 to 1976, where he held a variety of management positions. Mr. Frankovic served as a director of Duramed Pharmaceuticals, Inc. from 1999 until its merger with the Company in October 2001. Since his retirement, Mr. Frankovic has been serving as a self-employed pharmaceutical industry consultant.

Peter R. Seaver was elected a director in October 2001. He retired from a 31-year career with The Upjohn Company, a pharmaceutical manufacturer, in 1998. He held various executive positions with Upjohn including Vice President — Domestic Marketing, Corporate Vice President — Worldwide Pharmaceutical Marketing, and Corporate Vice President for Health Care Administration. Mr. Seaver served as a director of Duramed Pharmaceuticals, Inc. from 1998 until its merger with the Company in October 2001. He is currently a self-employed healthcare industry consultant.

James S. Gilmore, III was elected a director in May 2002. Mr. Gilmore has been a partner at the law firm of Kelley, Drye & Warren since 2002. He served as the 68th Governor of the Commonwealth of Virginia from 1997 to 2002. Mr. Gilmore also served as Chairman of the Republican National Committee from 2001 to 2002. From 1993 to 1997, he served as Virginia’s Attorney General, and from 1987 to 1993 served as the Commonwealth’s Attorney for Henrico County. He was Chairman of the former Congressional Advisory Commission on Terrorism and Weapons of Mass Destruction until February 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES AND YOUR PROXY WILL BE SO VOTED
UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL NO. 2.

RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and as a matter of good corporate governance, the Company is submitting their selection to a stockholder vote. In the event that the Audit Committee’s selection of an independent registered public accounting firm is not ratified by the stockholders, the Audit Committee will review its future selection of an independent registered public accounting firm. Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm and may determine to change the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders present at the Annual Meeting.

Audit and Non-Audit Fees

Fees incurred by the Company related to services performed by Deloitte & Touche LLP during the last two audit periods are as follows:

	Year Ended	Six Months Ended
	December 31, 2007	December 31, 2006

Audit Fees	$6,500,000	$2,300,000
Audit-Related Fees	$269,500	$108,000
Tax Fees	$675,000	$283,576
All Other Fees	$8,400	—

Total	$7,452,900	$2,691,576

Audit Fees.  Represents fees for professional services provided for the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

Audit-Related Fees.  Represents fees for assurance services related to the audit of the Company’s financial statements, including the audit of the Company’s 401(k) plan, research and consultation on accounting matters related to potential transactions and due diligence services.

Tax Fees.  Represents fees for professional services provided for tax compliance, tax due diligence and tax advice.

All Other Fees.  Represents fees incurred for products and services not otherwise included in the categories above. In 2007, the Company incurred “other fees” relating to consultation on rules for obtaining foreign work permits.

All of the fees listed above were pre-approved pursuant to the Audit Committee’s pre-approval process described above. These fees do not include audit, audit-related, tax and other fees paid by the Company to KPMG with respect to the six month period ended December 31, 2006. During this period KPMG served as Pliva d.d.’s independent registered public accounting firm prior to the Company’s acquisition of Pliva d.d., and KPMG continued in that role during the six-month period ended December 31, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
SELECTION OF DELOITTE & TOUCHE LLP AS BARR’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

PROPOSAL NO. 3.

PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION TO PERMIT THE ADOPTION OF A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

The Board of Directors recommends that stockholders approve an amendment to the Company’s Certificate of Incorporation to delete the plurality voting standard for the election of directors in order to allow the Board to amend the Company’s By-laws to adopt majority voting in uncontested director elections.

Proposed Amendment to the Company’s Certificate of Incorporation

Article Six of the Company’s Certificate of Incorporation currently provides:

“Except as otherwise provided in this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), Directors shall be elected by a plurality of the votes of the shares entitled to vote in the election of Directors present in person or represented by proxy at the meeting of the stockholders in which Directors are elected. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.”

Under such a plurality voting standard, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority of all votes (including those withheld). On March 19, 2008, the Board of Directors adopted, subject to approval by the Company’s stockholders, an amendment to Article Six of the Certificate of Incorporation to eliminate the reference to plurality voting in director elections, and declared the amendment to be advisable. This proposed amendment would replace the above provision with a new Article Six reading as follows:

ARTICLE SIX

“The vote required for election of a director by the stockholders shall be as designated in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.”

The Board recommends that stockholders approve the above amendment to the Company’s Certificate of Incorporation in order to enable the Board to amend the Company’s applicable By-laws to the extent necessary to provide that director nominees in uncontested elections would be elected by a majority vote. Under a majority voting standard, a director nominee would be elected only if the nominee receives more votes “for” than “against”, which further enhances the accountability of each director to the Company’s stockholders. Abstentions and broker non-votes with respect to the election of a director would not be counted as votes cast and would have no effect in determining whether the required affirmative majority vote has been obtained. In the event of a contested election, however, a plurality voting standard would continue to apply. Maintaining a plurality standard in such situations would guard against the possibility of a failed election contest, in which no candidate receives a majority of votes “for” his or her election.

If adopted, the proposed amendment to the Certificate of Incorporation would become effective upon the filing of Articles of Amendment with the Delaware Secretary of State. This would occur prior to the Company’s 2009 Annual Meeting of Stockholders.

Upon approval of this proposal and the filing of the amendment, the Board will amend the Company’s applicable By-laws to the extent necessary to adopt majority voting in uncontested elections as described above. Under Delaware law, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until his or her position is filled by a subsequent stockholder vote or his or her earlier resignation or removal by a stockholder vote. Upon the amendment of the Certificate of Incorporation and By-laws as described above, the Board intends to amend the Company’s Corporate Governance Principles to specify procedures for (i) obtaining the resignation of incumbent directors who do not receive a majority vote in an uncontested election, (ii) determining whether to accept any such resignation and (iii) publicly announcing any such determination.

Required Vote for Proposed Amendment

Approval of the proposed amendment to Article Six of the Company’s Certificate of Incorporation requires approval by holders of a majority of shares of Common Stock outstanding and entitled to vote on the matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE
PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO PERMIT THE ADOPTION OF A MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Common Stock as of December 31, 2007 by each person known to us, based on Schedule 13D or Schedule 13G filings with the SEC, who beneficially owns more than 5% of the outstanding shares of our Common Stock. Percentages are based on 110,783,167 shares of Common Stock issued and outstanding as of December 31, 2007.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

FMR LLC(1)	5,660,398	5.11%
82 Devonshire Street, Boston, MA 02109
Wellington Management Company, LLP(2)	11,248,190	10.15%
75 State Street, Boston, MA 02109

(1)	According to a Schedule 13G filed jointly on February 13, 2008, (i) FMR LLC has sole voting power and sole dispositive power with respect to 354,048 and 5,660,398 shares, respectively, and beneficially owns all 5,660,398 shares.

(2)	According to a Schedule 13G filed jointly on March 10, 2008, (i) Wellington Management Company, LLP has shared voting power and shared dispositive power with respect to 8,669,005 and 11,208,590 shares, respectively, and beneficially owns these 11,248,190 shares. The securities as to which Wellington Management Company, LLP filed the Schedule 13G in its capacity as investment adviser are owned of record by clients of Wellington Management Company, LLP, none of which is known by Wellington Management Company, LLP to have voting or dispositive power with respect to more than five percent of the Company’s securities.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 28, 2008 (except as noted otherwise) by (1) each director of the Company; (2) each executive officer of the Company identified in the Summary Compensation Table below (the “Named Executive Officers”); and (3) all directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe that the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to such shares. Percentages are based on 110,961,178 shares of Common Stock issued and outstanding as of March 28, 2008.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Bruce L. Downey(2)	1,579,917	1.42%
G. Frederick Wilkinson(3)	53,016	*
Željko Čović (4)	10,000	*
William T. McKee(5)	215,324	*
Frederick J. Killion(6)	184,089	*
Christine Mundkur(7)	209,429	*
Michael Bogda(8)	129,598	*
Timothy Sawyer(9)	81,122	*
Jane F. Greenman	—	*
Sigurd Kirk(10)	18,564	*
George P. Stephan(11)	270,210	*
Harold N. Chefitz(12)	82,750	*
Richard R. Frankovic(13)	96,464	*
Peter R. Seaver(14)	99,852	*
James S. Gilmore, III(15)	94,375	*
All executive officers and directors (15 persons)(16)	3,166,261	2.85

*	Less than 1%

(1)	We have included in shares owned by each stockholder all options held by the stockholder that are currently exercisable or exercisable within 60 days of March 28, 2008.

(2)	Beneficial ownership for Mr. Downey includes 1,155,363 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(3)	Beneficial ownership for Mr. Wilkinson includes 52,000 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(4)	Beneficial ownership for Mr. Covic includes 10,000 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(5)	Beneficial ownership for Mr. McKee includes 204,747 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(6)	Beneficial ownership for Mr. Killion includes 182,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(7)	Beneficial ownership for Ms. Mundkur includes 163,998 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(8)	Beneficial ownership for Mr. Bogda includes 127,786 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(9)	Beneficial ownership for Mr. Sawyer includes 78,488 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(10)	Beneficial ownership for Mr. Kirk includes 17,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(11)	Beneficial ownership for Mr. Stephan includes 111,250 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(12)	Beneficial ownership for Mr. Chefitz includes 77,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(13)	Beneficial ownership for Mr. Frankovic includes 94,375 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(14)	Beneficial ownership for Mr. Seaver includes 94,375 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(15)	Beneficial ownership for Mr. Gilmore includes 94,375 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

(16)	Beneficial ownership for all executive officers and directors as a group includes 2,504,761 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of March 28, 2008.

EQUITY COMPENSATION PLAN INFORMATION (as of December 31, 2007)

Number of
Securities
Remaining
	Number of			Available for
	Securities to Be		Weighted-	Future Issuance
	Issued upon		Average Exercise	Under Equity
	Exercise of		Price of	Compensation
	Outstanding		Outstanding	Plans (Excluding
	Options,		Options,	Securities
	Warrants and		Warrants and	Reflected in
	Rights		Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	8,958,281	(1)	$41.4581	7,340,636	(2)
Equity compensation plans not approved by security holders	0		N/A	0

Total	8,958,281		$41.4581	7,340,636

(1)	Reflects amounts from both the Company’s 2007 Stock and Incentive Award Plan (8,461,094 shares subject to outstanding unexercised options, warrants and rights) and the Company’s 2002 Non-Employee Director Stock Option Plan (497,187 shares subject to outstanding unexercised options, warrants and rights).

(2)	Reflects amounts from both the Company’s 2007 Stock and Incentive Award Plan (5,813,802 shares remaining), the Company’s 2002 Non-Employee Director Stock Option Plan (781,469 shares remaining) and 745,365 shares remaining available for purchase as of December 31, 2007 pursuant to the Barr Pharmaceuticals, Inc. Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file forms with the SEC to report their beneficial ownership of our Common Stock and any changes in their beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based solely on that review, we believe that our directors and executive officers complied with all Section 16(a) filing requirements during the year ended December 31, 2007, except that Mr. Stephan failed, due to administrative error, to timely file a report on Form 4 in connection with two transactions.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers are set forth in the table below. As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with the Company’s reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately prior to the merger, Old BLI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Position

Bruce L. Downey	60	Chairman of the Board and Chief Executive Officer, BPI, President, New BLI
G. Frederick Wilkinson	51	President, Duramed Pharmaceuticals, Inc.
Željko Čović	55	President and Chief Operating Officer, PLIVA d.d.
William T. McKee	46	Executive Vice President, Chief Financial Officer, BPI
Frederick J. Killion	54	Executive Vice President, General Counsel and Secretary, BPI
Christine Mundkur, Esq	39	Chief Executive Officer, new BLI
Michael J. Bogda	46	President and Chief Operating Officer, new BLI
Timothy B. Sawyer	43	Executive Vice President, Global Generic Sales and Marketing, new BLI
Jane F. Greenman, Esq.	57	Executive Vice President, Human Resources, BPI
Sigurd Kirk	41	Senior Vice President, Corporate Controller, BPI

See “Proposal No. 1 — Election of Directors — Information on Director Nominees” for a description of the recent business experience of Mr. Downey.

G. Frederick Wilkinson joined the Company in 2006 as President and Chief Operating Officer of Duramed Pharmaceuticals, Inc., the Company’s proprietary products subsidiary. Prior to joining the Company, Mr. Wilkinson served as the President and Chief Executive Officer of Columbia Laboratories, Inc. from 2001 to 2006.

Željko Čović joined the Company as President, Chief Operating Officer and President of the Management Board of PLIVA d.d., a subsidiary of the Company, as a result of the Company’s acquisition of PLIVA d.d. Mr. Čovic began his career at PLIVA in 1980. He was appointed Director of Food Production in 1985, and Marketing and Sales Director of Food in 1988. Mr. Čovic spent two years as a Member of the Executive Council and Secretary for Economic Affairs in the Zagreb City Assembly from 1991 to 1993. He served as Chairman of PLIVA’s Board of Directors from 1993 to 1995 and was appointed President of the PLIVA Management Board in 1995.

William T. McKee joined the Company in January 1995 as Director of Finance and was appointed Treasurer in March 1995. In September 1996 he was appointed Chief Financial Officer and was later appointed a Vice President in December 1997 and a Senior Vice President in December 1998. Prior to joining the Company, Mr. McKee served as Vice President, Finance for a software development company and held management positions in the accounting firms of Deloitte & Touche LLP and Gramkow & Carnevale, CPAs.

Frederick J. Killion joined the Company in March 2002 as Vice President and General Counsel. Mr. Killion joined Barr from the law firm of Winston & Strawn, where he had served as a capital partner since 1999. Prior to joining Winston & Strawn in 1990, Mr. Killion was a partner in the law firm of Bishop, Cook, Purcell and Reynolds where he began as an associate in 1982. Bishop, Cook, Purcell and Reynolds merged with Winston & Strawn in 1990.

Christine A. Mundkur, Esq. joined the Company in 1993 as an Associate Counsel and has held a number of increasingly responsible positions in the Company’s Quality and Regulatory departments. Prior to being promoted to the position of Chief Executive Officer, Barr Laboratories, Inc., she served as Executive Vice President, Global Quality, Safety and Regulatory Affairs, with responsibility for leading the Company’s Global Quality, Safety, PK/BE and Regulatory Affairs operations.

Michael J. Bogda joined the Company in 200 as Vice President of Validation and Technical Services, and has held a number of increasingly responsible positions in the Company’s Manufacturing and Global Product Supply groups. Prior to being promoted to the position of President and Chief Operating Officer of Barr Laboratories, Inc., Mr. Bogda served as Executive Vice President, Global Product Supply. Before joining the Company Mr. Bogda was Vice President, Operations and Facility Manager and a member of the Executive Management Committee at Copley Pharmaceuticals, Inc.

Timothy B. Sawyer joined the Company in 1993 as Manager, Sales Administration and has held a number of increasingly responsible positions in the Company’s Generic Sales and Marketing Department. Prior to being promoted to the position of Executive vice President, Global Generic Sales and Marketing Operations, Mr. Sawyer served as Senior Vice President of European Commercial Development. Before joining the Company Mr. Sawyer was associated with the law firm of Winston & Strawn.

Jane F. Greenman, Esq. joined the Company as Executive Vice President, Global Human Resources in 2007. Prior to joining Barr, Ms. Greenman served as Vice President, Compensation, Benefits and Labor Relations at Tyco International Ltd. Prior to this, she served as Vice President and Deputy General Counsel, Human Resources, at Honeywell, Inc from 1996 to 2003. Before joining Honeywell, she was a partner at the law firm Hughes, Hubbard & Reed.

Sigurd Kirk joined the Company in 2003 and has held positions of increasing responsibility in the accounting and finance functions within the finance department. Mr. Kirk began his career at Deloitte & Touche as an Audit Manager and, immediately prior to joining the Company, served as Senior Vice President of Finance & Operations for Bolt Inc., an Internet media company.

BARR PHARMACEUTICALS, INC.
2007 EXECUTIVE AND DIRECTOR COMPENSATION DISCLOSURE

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the material factors involved in the Company’s decisions regarding the compensation of the Company’s Named Executive Officers (as defined on page 27) — Bruce Downey, William McKee, G. Frederick Wilkinson, Željko Čović, and Frederick Killion — during the Company’s year ending on December 31, 2007 (the “NEOs”). The specific amounts paid or payable to the NEOs with respect to the fiscal year are disclosed in the tables and narrative beginning on page 27 of this proxy statement. The following discussion cross-references those specific tabular and narrative disclosures where appropriate.

Compensation Overview

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain the highly talented individuals Barr Pharmaceuticals needs to drive business success. The program reflects the following key principles:

•	Market Competitive. The compensation program targets pay at market levels which will attract and retain top talent. The Company pays compensation at competitive rates to attract and retain employees with the requisite experience and specialized skills needed to enable the Company to achieve its performance goals.

•	Aligned with vision and strategy. The compensation program seeks to encourage creativity, innovation and entrepreneurial focus, which have been among the hallmarks of the Company’s success to date. The Company seeks to encourage and reward creativity.

•	Support short- and long-term goals. The compensation program is designed to serve the Company’s short- and long-term performance objectives, by using both annual cash incentives and equity-based incentives. The Executive Officer Incentive Plan primarily rewards short-term performance by awarding cash bonuses based on financial and non-financial performance in a given fiscal year. Stock and Incentive Award Plan awards are designed to reward executives based on the Company’s long-term performance.

•	Performance driven. The compensation program ties compensation rewards to the Company’s success and shareholder interests. The Company pays a significant portion of total compensation in the form of Company stock-based awards.

•	Encourage teamwork and performance: Our executive compensation programs are also designed to promote teamwork, cohesion and performance. While individual performance is carefully reviewed and considered, the Company also maintains a strong philosophy of pay equity — that is, providing generally similar compensation for executives serving at similar levels of responsibility — among the NEOs to further promote teamwork and cohesion.

•	Consistent, yet flexible. The Company strives to apply a “one-company” approach to compensation, but allows for variations in order to serve functional and business needs as well as local market conditions. The Company also retains flexibility to adjust the compensation program to changing business conditions. Of particular note in this regard is the Company’s recognition of the unusual demands placed upon Company personnel in connection with the Company’s integration of the business of Pliva.

Benchmarking; Market Competitiveness

The Company has engaged a compensation consultant, PwC, to assist it in selecting a peer group and benchmarking the Company’s executive compensation. PwC benchmarked the compensation of the Company’s NEOs against executive compensation data publicly reported by 13 publicly traded pharmaceutical companies having revenues in the range between $1 and $3 billion. Together, the survey data and the peer group disclosures help the Company establish a range of pay that is considered competitive. It also benchmarked the compensation of the Company’s NEOs against executive compensation survey data from a mix of pharmaceutical and biotech (and even nondurable manufacturing and general industry for roles that are less pharmaceutical and biotech specific) companies with median annual revenues of approximately $2.5 billion. Pharmaceutical industry data generally received the greatest weight in establishing the benchmarks.

The peer group is reviewed annually and updated as necessary to reflect changes in the size and/or business mix of the Company and of the companies in the peer group. The peer group was adjusted for 2007 compensation decisions to reflect factors including the Company’s acquisition of Pliva and the resulting change in the size and overall complexity of the Company. Peers are selected, or retained, based upon industry (pharmaceutical / generics and related industries), size similarities (in employees, revenue and market capitalization) and operational relevance (manufacturers). The Company’s selected peers for 2007 were:

Allergan	King Pharmceuticals
Biogen Idec	Mylan Laboratories
Biovail	Perrigo Company
Dade Behring	Teva Pharmaceuticals
Endo Pharmaceuticals	Warner Chilcott
Forest Laboratories	Watson Pharmaceuticals
Hospira Inc

PwC gathered competitive data on base salaries, total cash compensation (base salary plus target annual cash incentive award) and total direct compensation (base salary plus target annual cash incentive award plus expected, fair value of long-term equity incentive awards) from the peer companies and multiple surveys for each position and assessed the results to determine overall competitive market rates. In addition, PwC analyzed the mix of compensation by comparing each element of incentive compensation as a percentage of base salary. Senior management reviewed the data, particularly proxy data indicating specific company and individual information about the scope and complexity of the roles reported relative to the comparable Company position. In some instances, senior management had first-hand knowledge of the individuals and positions referenced in the data, which helped provide context for evaluating and comparing the scope of responsibilities and qualifications of the individual referenced in such data.

Components of Executive Compensation

Total compensation for our NEOs is primarily comprised of base salaries, annual cash incentive awards and long-term equity incentive awards. The Company also provides retirement saving plan contributions, post-employment benefits, including severance protection, and other benefits and perquisites. The various components of executive compensation are designed to promote the Company’s executive compensation philosophy and objectives, as described above.

When the Committee determines compensation levels for our NEOs, it reviews compensation survey data from independent sources so that our total compensation program is competitive. As described above, under “Benchmarking,” the Committee looks at compensation data from publicly available disclosures of the peer companies listed above, as well as compensation data obtained from a broad cross-section of industries available from reputable compensation surveys. In consultation with the Chief Executive Officer (other than with respect to his compensation) the Committee uses the data from peer company disclosure and the survey data to define the range of pay that it considers to be competitive, targeting total compensation within the third quartile of competitive practice (i.e., generally between the 50th and 75th percentiles of competitive market data). When setting specific pay levels for our NEOs, the Committee considers the competitiveness of each component of pay as well as the aggregate pay, with the aggregate pay level being weighted more heavily in its final decisions. Further, in addition to review of competitive market data, the Committee considers the internal relationships between individual executive officers (“internal equity”), particularly in determining annual incentive award targets and long-term equity incentive award grants. Other than in the case of Mr. Covic, the total compensation paid to each of our NEOs with respect to 2007 fell between the 50th and 75th percentiles of competitive market data. Mr. Covic’s total compensation exceeded the 75th percentile as a result of the proceeds he received from his exercise of Pliva d.d. stock options and sale of stock in connection with the Company’s acquisition of Pliva d.d.

Base Salary

Why this component is paid to executives

Base salary is provided to all employees (including the NEOs) in order to provide employees with a degree of financial certainty and funds for current expenses. Competitive base salaries further the compensation program’s objectives by allowing the Company to attract talented employees by providing fixed compensation on which employees can rely.

How the amount of base salary is determined

The Committee’s determinations of NEO base salaries primarily reflect: (i) its analysis of market data for compensation of executives in similar positions and with similar skills within the Company’s market (as defined by the peer companies and survey data used), (ii) individual performance and (iii) a desire to promote a cohesive management team by promoting internal equity. The Committee takes into account each NEO’s performance, experience, education, skills and value to the Company as it reviews its current base salary levels relative to the competitive base salary levels.

The Company has historically provided base salaries to NEOs generally ranging between the 50th and 75th percentile of the competitive market data. The 50th percentile market salary level represents the base salary level for a hypothetical executive who: (i) is fully experienced and educated as required by the position, (ii) is a strong performer, strong leader and makes solid contributions, and (iii) possesses a full skill set for his or her position and applies those skills successfully. As a result, our NEOs’ actual base salary levels vary around the competitive base salary market levels based on differences in each incumbent’s profile. Base salaries are considered as a component of total compensation, and the committee looks closely at total compensation when determining base salaries. In 2007, the annual base salary for each NEO was reviewed by the Committee and, in certain cases, increased at levels consistent with increases in the annual base salaries generally awarded to other comparably performing peer executives within the Company. Year-over-year adjustments to each NEO’s base salary were determined by an assessment of such individual’s sustained performance against his or her job responsibilities, including material changes in job responsibilities and the impact of such performance on our business and financial results. Year-over-year adjustments also reflect the value the Company places on fostering cooperation and good will among executives by promoting internal pay equity — that is, by generally providing similar compensation to executives serving at similar levels of responsibility. See the discussion under “Benchmarking” on page 19, for more detail.

Relationship of base salary to other components of compensation

The amount of an NEO’s base salary is the reference point for the potential annual incentive award for each NEO, which is expressed as a percentage of the NEO’s base salary.

Executive Bonus Awards

In 2007, the Company paid annual cash incentive awards to our NEOs under our 2007 Executive Officer Incentive Plan, which provides additional compensation to participants based on the achievement of the Company’s financial results and personal objectives. The Executive Officer Incentive Plan is open to senior officers of the Company selected by the Committee.

Why this component is paid to executives and how it furthers the program’s objectives

The Company believes that a significant amount of compensation should be variable and contingent on Company and individual performance. Based on that principle, the balance of compensation components was adjusted for 2007 to reflect a relatively larger portion of total compensation being paid under the Executive Officer Incentive Plan. We believe that having a portion of an executive’s compensation dependent on Company and individual performance supports our goal of motivating executives to dedicate their full efforts toward achieving Company performance objectives.

How the amount is determined

Each NEO may receive an annual incentive award based on a designated target percentage between 50 and 60% (75% in the case of the CEO) of the executive’s annual base salary. The maximum amount payable to each NEO under the Executive Officer Incentive Plan is 100% of the NEO’s base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below maximum depending on its assessment of Company-wide financial and operational performance and individual performance. The following table shows the maximum amounts payable to each NEO under the Executive Officer Incentive Plan for 2007, and the actual amount paid:

	Maximum Amounts Payable	Actual Amount Paid

Bruce Downey, CEO	$1,235,000	$1,000,000
William McKee, CFO	$550,000	$300,000
G. Frederick Wilkinson	$650,000	$325,000
Zeljko Cović	$662,782	$331,391
Frederick Killion	$550,000	$275,000

The Company has not followed a strict mathematical formula-based approach for determining the actual annual cash incentive award for the NEOs. Each year, the Company promulgates and internally distributes broad Company-wide financial and operational objectives, against which the NEOs are evaluated at year-end. Each NEO also has a designated percentage of between 50 and 60% (75% in the case of the CEO) of base salary as his or her target annual incentive award payment. The Committee may increase (subject to maximum amounts specified in the Executive Officer Incentive Plan, which cannot exceed 100% of base salary) or decrease that percentage based on Company and individual performance. The Chairman of the Committee meets with the CEO to review the performance of each NEO other than the CEO. Payouts are determined in part by considering Company performance against financial goals set forth at the beginning of the year. The Committee, in consultation with the CEO, uses its judgment in the determination of these individual awards and bases actual rewards not just on quantitative financial measures, but on the behavior and quality of decisions that went into reaching that financial figure and on related operational performance. The Committee meets in executive session to consider the annual incentive for the CEO based on the Company’s and the CEO’s performance for the year. The Committee also reviews competitive data from the Company’s peer group.

As noted above, the Company places significant weight on each NEO’s individual performance in determining the amount of annual incentive awards. It considers not only an individual’s accomplishments for the current fiscal year, but also the challenges involved in achieving such accomplishments and the extent to which it anticipates that actions taken in the current year have positioned the Company for future success.

Long-Term Equity Incentive Awards

The Company maintains the 2002 Stock and Incentive Award Plan and the 2007 Stock and Incentive Award Plan (the “Stock Award Plans”) for the purpose of granting long-term equity incentive awards to our employees, including our NEOs. Commencing in 2005, instead of stock options, the Company began awarding stock-settled stock appreciation rights, primarily because the issuance of SARs has less of a dilutive effect on existing stockholders than the issuance of an equivalent number of stock options. A portion of the SARs are exercisable in the form of incentive stock options (“Tandem Awards”) to NEOs under the Stock Award Plan.

The Company continued awarding Tandem Awards to NEOs in 2007. Each Tandem Award is an award of stock-settled stock appreciation right that the optionee may either: (i) surrender in exchange for a lesser number of shares of Company stock, with no exercise price or (ii) subject to a statutory limit, exercise for shares of Company stock, as with any other stock option, by paying the full exercise price. Because the SAR portion of the Tandem Awards award can only be exchanged for shares of Company stock, it is often referred to as a “stock-settled SAR.” For example, if an NEO received an award of 1,000 Tandem Awards, with an exercise price of $50.00 (the market price of the Company’s stock on the date) and, after vesting and when the market price of the Company’s stock was $60.00, the NEO elected to exercise all 1,000 Tandem Awards using the tandem SAR feature, the NEO would be entitled to fully transferable shares of Company stock equal in value to the $10 difference between the exercise and market prices times 1,000 Tandem Awards, or $10,000 (less applicable tax withholding).

Because the tax treatment of incentive stock options (“ISOs”) is very different from that of stock-settled SARs, the Committee believes that the Tandem Award gives each NEO the flexibility to consider his or her own tax position in the exercise of the award. In the above example, the optionee would recognize ordinary income of $10,000 at the time of the option SAR exercise and exchange. However, if the optionee instead had elected to exercise using the ISO feature, the optionee would pay $50,000 in exchange for 1,000 shares of Company stock. The optionee would not recognize income on that exercise (although, the $10,000 gain would be counted for purposes of determining whether the optionee is subject to alternative minimum tax). If the optionee held the 1,000 shares of stock for at least one year after the exercise, any gain or loss would be taxable to the optionee at long-term capital gain or loss rates.

Why this component is paid to executives and how it furthers the program’s objectives

The Tandem Awards only produce value to our NEOs if the price of our stock appreciates, thereby linking the interests of NEOs with those of our stockholders. Tandem Awards further link the interests of our NEOs to our stockholders in that the “gain” from the SAR is paid out in shares of Company stock. Because they vest incrementally over time, Tandem Awards also create an incentive for NEOs to continue their employment with the Company for extended periods after the initial grant.

Relation of long-term awards to other components of compensation

Long-term awards potentially make up the largest component of pay for our NEOs. This is consistent with our philosophy of linking NEOs’ financial interests to that of stockholders.

How the amount awarded is determined

The management of the Company provided the Committee with its recommendations of the awards to be made to NEOs and other eligible employees in 2007. The Company utilizes share-based grant guidelines, including a range of low, target and high awards by executive level, that have been relatively consistent for a number of years. Each year, management reviews individual performance and recommends a grant based on the guidelines. These recommended grant levels and the corresponding levels of total direct compensation (when combined with base salaries and target annual cash incentive awards) are reviewed against current competitive market data as part of the annual benchmarking process. The equity compensation awards ultimately granted reflect the Committee’s desire to provide executive compensation, including the expected, fair value of equity compensation, that is generally between the 50th and 75th percentiles of the competitive market data. Equity compensation grants also reflect the Company’s historical grant practices, prior awards to individual NEOs, and the Company’s desire to support cohesion within its senior management team by promoting internal equity, as described above.

Retirement and Other Post-Employment Benefits

The NEOs participate in qualified and non-qualified defined contribution retirement savings plans. Additionally, as described in more detail beginning on page 35, each of our NEOs may receive certain benefits in the event of termination of employment and change in control scenarios. In addition, pursuant to his employment agreement with the Company, following any termination of Mr. Downey’s employment other than for Cause, as defined in the agreement, the Company is obligated to provide Mr. Downey, his spouse and eligible dependents with medical and dental benefits until Mr. Downey and his spouse attain age 65 or their earlier death. Paul M. Bisaro, the former President and COO of the Company, ceased to be employed by the Company effective August 10, 2007. Mr. Bisaro did not receive any termination payments in connection with his leaving the Company on August 10, 2007, and forfeited any equity awards that had not vested as of such date.

Why these components are paid to executives and how they further the program’s objectives

Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and, through the incremental vesting of Company matching contributions to such plans over time, provide a retentive element to the overall pay package. The Company provides matching contributions under both the qualified 401(k) plan and a non-qualified defined contribution 401(k) plan on the same basis as for all employees. Both the qualified 401(k) plan and the non-qualified 401(k) defined contribution plans require a contribution by the NEO in order to receive the full Company matching contribution. Because the Company provides neither a qualified nor a non-qualified defined benefit pension plan, we believe that the overall retirement plan benefits for our NEOs are modest when compared to the competitive market.

Termination benefits and change in control benefits provide additional security for the NEOs and help retain the NEOs and maintain their focus during periods of extreme uncertainty about their continued employment with the Company.

How the amount to be paid is determined

The qualified 401(k) plan and non-qualified 401(k) defined contribution 401(k) plans provide benefits that are set forth in the Summary Compensation Table on page 27 under “All Other Compensation” and in the Non-Qualified Deferred Compensation Table on page 34. The termination and change in control benefits for our NEOs are set by contract and are described below beginning on page 35. For more information, see “Potential Payments upon Termination or Change of Control.”

Relation of these benefits to other components of compensation

The primary factor determining post-employment benefits is the salary and incentive award history of the NEO at issue. “Excess parachute payment” tax gross-up payments, as described above, are also potentially influenced by the value of Tandem Awards, options and SARs that vest on an accelerated basis in the event of a change in control.

Other Benefits and Perquisites

The executive officers participate in a wide array of benefit plans that are available to all salaried employees of the Company generally, including medical, dental, life and long-term disability insurance plans and an employee stock purchase plan. Most of these benefits provide financial security and peace of mind for employees and executives and are generally viewed as a standard part of basic employee benefits within the industry.

As provided in their employment agreements and other Company policies, the NEOs are entitled to reimbursement for the expenses of an automobile or a cash allowance in lieu of such reimbursement. Because of the Company’s multiple locations, some of which are in relatively remote locations, and travel demands, the Company believes that the use of a company-owned airplane is necessary to enable the NEOs to perform their duties. The Company maintains a country club membership in its name and season tickets to a variety of professional sports teams for purposes of client entertainment. The NEOs are entitled to use the country club membership and season tickets for personal use. In 2007 the NEOs did not utilize the country club membership for personal use. The perquisites available to the NEOs are described in the narrative description to the Summary Compensation Table on page 27 under “All Other Compensation.”

Other Factors in Compensation Decisions and Policies

NEO Compensation

The Committee reviewed the corporate goals and objectives relevant to each NEO’s compensation and approved (in conjunction with the other independent directors in the case of the CEO) their compensation, including the annual cash incentive and long-term equity-based incentive awards. In determining each NEO’s compensation for 2007, the Committee considered Company performance based on certain financial measures, the value of similar awards to executive officers serving in comparable positions at comparable companies in our peer group, the awards given to each NEO in past years and such other factors as they may deem relevant and appropriate. The Committee also considered each NEO’s contributions to the Company and his or her role in implementing strategic and financial initiatives designed to augment our business development and growth efforts.

The above-described process for determining NEO compensation is illustrated by the following summary with respect to the Company’s CEO (based on the market study prepared by the Company’s compensation consultant):

•	Base Salary: The survey data indicate that the CEO’s annual salary rate as approved by the Committee (in conjunction with the other independent directors) in March, 2007 of $1,235,000 was at approximately the 75th percentile of the market (as determined from the benchmark analyses that include both peer and survey data).

•	Total Cash: The market data indicate that the CEO’s total cash compensation (i.e., his annual salary of $1,235,000 plus his annual cash incentive award of $1,000,000) was at approximately the 50th percentile of the market.

•	Total Direct Compensation: Total direct compensation (total cash plus the present value of long-term incentive grants using the Black-Scholes option valuation model) was at approximately the 50th percentile of the market.

Differences Among NEO Compensation

As noted above, the Company maintains a strong philosophy of internal equity — that is, providing generally similar compensation for executives serving at similar levels of responsibility — among the NEOs to further promote teamwork and cohesion. However, the Company compensates each NEO differently, based on market factors, experience and individual performance. Additionally, the Company compensates the CEO more than the other NEOs because he is held primarily responsible for the Company’s strategic direction and overall success.

The following chart shows the amounts received by each NEO with respect to the year ending December 31, 2007:

		Annual Incentive	Black-Scholes Value
	Base Salary	Payment	of Equity Award

Bruce Downey, CEO	$1,235,000	$1,000,000	$1,057,485
William McKee, CFO	$550,000	$300,000	$704,541
G. Frederick Wilkinson	$650,000	$325,000	$1,000,637
Zeljko Cović	$662,782	$331,391	$401,028
Frederick Killion	$550,000	$275,000	$704,541

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer and other Named Executive Officers (not including the chief financial officer) for the taxable year (the “$1 million cap”). Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). The Company intends that awards made under the 2007 Executive Officer Incentive Plan, 2002 Stock and Incentive Award Plan, and 2007 Stock and Incentive Award Plan are not subject to the $1 million cap due to the performance-based compensation exception. Base salaries do not qualify as “performance-based compensation.” The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program. In 2007, a portion of Mr. Downey’s base salary exceeded the $1 million cap and, thus, was not fully deductible. The other NEOs did not exceed the $1 million cap.

Other provisions of the Internal Revenue Code also can affect the Company’s compensation decisions. For example, a 20% excise tax may be imposed upon NEOs and other executive officers who receive “excess” payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments in excess of one times annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. Our employment and change of control agreements provide for “gross-up” payments to the NEOs if the excise tax would apply. However, as of December 31, 2007, our preliminary estimated calculations show that it is unlikely that the tax would apply. Such determination is, however, subject to multiple variables and cannot be quantified with any reasonable degree of certainty absent all applicable facts and circumstances.

In addition, the Internal Revenue Code was recently amended to provide a surtax under Section 409A with respect to various features of deferred compensation arrangements, mostly for compensation deferred on or after January 1, 2005. We have made the appropriate changes to our non-qualified retirement plans and employment agreements to help ensure there are no adverse affects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

The Company also calculates quarterly and monitors the accounting expense related to equity-based compensation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised) (“FAS 123R”). To date, the FAS 123R expense has not been a significant factor in setting or changing equity compensation grant practices except insofar as the general parity of treatment of stock-settled SARs and stock options under FAS 123R was a consideration in the Company’s decision to grant stock-settled SARs in lieu of stock options.

Timing of Awards

For the past several years, the Committee has awarded stock options or stock-settled SARs at a regularly scheduled meeting during the period shortly after the close of the Company’s fiscal year. Other than awards granted to newly hired executives, the Company has historically granted awards to executives once during each calendar year. The Company has not timed the award of stock options, stock-settled SARs or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company. The Company has no intention of timing the award of stock options or other equity-based compensation to coincide with the release of favorable or unfavorable information about the Company in the future.

Role of the Chief Executive Officer in Setting Compensation

The CEO provides recommendations on the individual performance goals and the amounts to be paid to each of the NEOs. The CEO and, from time to time, the compensation consultant are present at and participate in the Committee meetings when the other NEOs’ base salaries, annual cash incentive awards, and long-term equity incentive awards are discussed. The Committee met in executive session, with no NEOs present, five times in 2007. The Committee meets in executive session to determine the CEO’s annual base salary, annual cash incentive payment amount and long-term equity incentive grants for the year, which is then approved by the Committee in conjunction with the other independent directors.

EXECUTIVE COMPENSATION

The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer, Chief Financial Officer and the three other executive officers of the Company who were the most highly compensated (collectively the “NEOs”) during the last completed fiscal year. The information presented in the following table and subsequent tables with respect to Mr. Bisaro reflects the fact that he left the Company effective August 10, 2007. Although Paul M. Bisaro was no longer with the Company on December 31, 2007, SEC rules require that we include him in this tabular disclosure.

On September 21, 2006, the Company’s Board of Directors approved a change in the Company’s fiscal year end from June 30 to December 31. As a result, two Company fiscal years ended during 2006: the fiscal year beginning July 1, 2005 and ending June 30, 2006, and a short (six-month) fiscal year ending December 31, 2006. The compensation for the NEOs for the period ended June 30, 2006 was reported in the Company’s proxy statement filed with the SEC on September 29, 2006. With respect to the period prior to 2007, the following tabular disclosure reflects only the short fiscal year ending December 31, 2006.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
		Salary	Bonus(1)	Awards	Awards(2)	Compensation	Earnings(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Bruce L. Downey	2007	1,198,654	1,000,000	—	2,484,319	—	—	156,170	4,839,143
Chairman and Chief	7/1/2006 — 12/31/2006	548,077	300,000	—	1,274,228	—	—	129,585	2,251,890
Executive Officer
G. Frederick Wilkinson	2007	636,539	325,000	—	762,175	—	—	64,188	1,787,902
President and COO,	7/1/2006 — 12/31/2006	300,000	150,000	—	272,676	—	—	49,359	772,035
Duramed Pharmaceuticals, Inc.
Zeljko Cović(5)	2007	662,782	331,391	—	100,257	—	—	8,230,700	9,325,130
President and COO,
Pliva, d.d.
William T. McKee	2007	529,808	300,000	—	548,871	—	—	48,175	1,426,854
Executive Vice President,	7/1/2006 — 12/31/2006	237,019	100,000	—	252,011	—	—	49,160	638,190
Chief Financial Officer
Frederick J. Killion	2007	529,808	275,000	—	548,871	—	—	61,935	1,415,614
Executive Vice President,	7/1/2006 — 12/31/2006	237,644	100,000	—	252,011	—	—	56,723	638,815
General Counsel
Paul M. Bisaro	2007	575,961	—	—	713,996	—	—	63,316	1,353,273
Former President and COO,	7/1/2006 — 12/31/2006	422,115	250,000	—	631,343	—	—	83,508	1,386,966
Barr Laboratories, Inc.

(1)	The amounts set out in column (d) reflect the bonus earned by each NEO during the year. See page 21 of this Proxy Statement for a discussion of how bonus amounts are determined.

(2)	The values noted in column (f) represent the FAS 123R value recognized for financial statement purposes of the stock options, Tandem Awards and/or SARs (collectively, “Option Awards”) granted to the NEO in 2007 under the 2002 Stock and Incentive Award Plan. Under FAS 123R, stock compensation expense is ratably amortized over the vesting period of Option Awards. Accordingly, the amounts in column (f) reflect amounts relating to multiple awards granted during the year ended December 31, 2007 and in prior financial reporting periods. The assumptions used in calculating these amounts can be found in the Company’s annual report filed with the SEC on February 29, 2008 on Form 10-K with respect to the fiscal year ended December 31, 2007, filed by the Company. The values in column (f) do not take into account the estimate of forfeitures related to service-based vesting conditions. The following table contains the fair value of the Option Awards recognized during the year ending December 31, 2007 by year of grant.

	2004 Award	2005 Award	2006 Award	2007 Award	Total
	($)	($)	($)	($)	($)

Bruce L. Downey	396,072	921,605	872,896	293,746	2,484,319
G. Frederick Wilkinson	—	—	552,700	209,476	762,176
Zeljko Cović	—	—	—	100,257	100,257
William T. McKee	74,264	172,801	174,579	127,227	548,871
Frederick J. Killion	74,264	172,801	174,579	127,227	548,871
Paul M. Bisaro	173,282	235,201	305,513	—	713,996

(3)	No data is provided in column (h) because the Company does not maintain a defined benefit or actuarial pension plan. The Company’s deferred compensation plan and non-qualified defined contribution retirement plans do not provide for above-market earnings. Earnings on deferred compensation are based on actual mutual fund investments directed by the NEO. For additional information, please see the description under the Non-Qualified Deferred Compensation Table on page 34.

(4)	The values noted in column (i) reflect the premiums paid by the Company for supplemental term life insurance, Company matching contributions received under the Barr Pharmaceuticals, Inc. Excess Savings and Retirement Plan, the Barr Pharmaceuticals Inc. Non-Qualified Deferred Compensation Plan and perquisites, as shown in the table following note 5, below.

(5)	The salary and bonus amounts noted in the Summary Compensation Table above with respect to Mr. Cović have been converted into U.S. dollar amounts from amounts expressed in Croatian Kuna. Pursuant to Mr. Cović’s employment agreement, his salary is expressed in terms of Euro, but he receives actual payments under his agreement in Kuna. Accordingly, the amounts reported above with respect to Mr. Cović have been converted into U.S. dollars by (i) converting Euro amounts to which he is entitled pursuant to his employment contract into Kuna at a rate of approximately 7.33 Kuna per Euro; and then (ii) converting the resulting Kuna amount into dollars at a rate of approximately 4.98 Kuna per U.S. dollar.

All Other Compensation (Column (i) of the Summary Compensation Table)

		Company Match
		Non-qualified
	Supplemental	Deferred
	Life Insurance	Compensation	Perquisites &		Total Other
	Premiums	Plan	Other Benefits	Severance	Compensation

Bruce L. Downey	1,480	127,365	27,325	—	156,170
G. Frederick Wilkinson	171	58,539	5,479	—	64,188
Zeljko Cović	—	—	8,330,974	—	8,330,974
William T. McKee	—	40,481	7,694	—	48,175
Frederick J. Killion	—	40,481	21,454	—	61,935
Paul M. Bisaro	548	61,832	936	—	63,316

The amounts set forth in the column entitled “Perquisites & Other Benefits” in the table above include amounts received by a given NEO for (i) the Company’s executive medical program, pursuant to which the Company pays all deductibles, co-payments and co-insurance amounts otherwise payable by the NEO, and pays a tax gross-up for the resulting additional income; (ii) personal use of the Company aircraft, if any; and (iii) amounts paid by the Company for such NEO’s car allowance or lease payment, and associated fuel costs. With respect to Mr. Cović, the amount also includes (a) $8,228,756 he received in 2007 upon his exercise of Pliva d.d. stock options and sale of stock in connection with the Company’s acquisition of Pliva d.d., (b) $99,270 he received from the Company in the form of payments to a non-Company retirement fund designated by him in accordance with his employment agreement and (c) amounts received as a Christmas bonus and a service anniversary award pursuant to a collective bargaining agreement to which he and other Croatian employees of the Company are subject. Neither such payment exceeded $8,500. Other than the foregoing amounts (a) and (b) paid to Mr. Covic, the only individual items included in the amounts set forth in the “Perquisites & Other Benefits” column exceeding $10,000 were the car allowances for Messrs. Downey ($14,102) and Killion ($15,625).

Supplemental Narrative

A substantial portion of the total compensation reported in the Summary Compensation Table above is paid to the NEOs pursuant to the terms of their employment agreements or other compensation plans maintained by the Company.

Employment Agreements

Bruce L. Downey.  On March 13, 2006, the Company entered into an Amended and Restated Employment Agreement with Bruce Downey under which he serves as our Chief Executive Officer and Chairman of our Board of Directors, responsible for the strategic direction and general leadership and management of the business and affairs of the Company. The employment agreement has a term that currently expires on August 16, 2009 but contains a provision that automatically extends its term for successive one-year periods unless one party gives notice to the other party at least 12 months prior to the scheduled expiration of the term then in effect of its desire not to further extend the term of the agreement. Under the agreement, Mr. Downey is paid a base salary, which was increased by the Committee to $1,235,000 effective April 1, 2007, and is eligible for an annual bonus of up to 75% of his base salary in effect for a particular year at the discretion of the Board of Directors (at its discretion, the Committee may increase the bonus above 75% of his base salary). The Board of Directors has the right under the employment agreement to defer the payment of Mr. Downey’s annual bonus until the Company can deduct it on its tax returns. Subsequent to Mr. Downey’s entering into his employment agreement, however, the Company adopted the Barr Pharmaceuticals, Inc. 2007 Executive Officer Incentive Plan, which currently governs the payment of annual incentive awards to the NEOs. The maximum amount payable to Mr. Downey under the Executive Officer Incentive Plan is 100% of his base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below the maximum. For more information, see “Executive Bonus Awards” on page 21. In addition to being eligible to participate in the Company’s annual and long-term incentive plans and retirement and health benefit plans, Mr. Downey is also entitled to the business and personal use of an automobile at the Company’s expense. Following any termination of Mr. Downey’s employment other than for Cause, as defined in the agreement, the Company is obligated to provide Mr. Downey, his spouse and eligible dependents with medical and dental benefits until Mr. Downey and his spouse attain age 65 or their earlier death. The employment agreement provides for certain payments to be made to Mr. Downey if his employment terminates under certain circumstances. These provisions of the employment agreement are described below under the heading “Potential Payments upon Termination or Change in Control”.

G. Frederick Wilkinson.  On January 5, 2006, we entered into an Employment Agreement with G. Frederick Wilkinson under which he serves as the President and Chief Operating Officer of Duramed Pharmaceuticals, Inc., responsible for directing, managing and overseeing all commercial and developmental proprietary pharmaceutical activities conducted by the Company or any of its affiliates, including sales, marketing, managed care, clinical trials and medical affairs related to such activities. The employment agreement has a term that expires on March 6, 2009 and contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to extend the term of the agreement then in effect. Under the agreement, Mr. Wilkinson is paid a base salary, which was increased by the committee to $650,000 effective April 1, 2007, subject to increase in future years by the Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Board of Directors (at its discretion, the Committee may increase the bonus above 50% of his base salary). The Board of Directors has the right under the employment agreement to defer the payment of Mr. Wilkinson’s annual bonus until the Company can deduct it on its tax returns. Subsequent to Mr. Wilkinson’s entering into his employment agreement, however, the Company adopted the Barr Pharmaceuticals, Inc. 2007 Executive Officer Incentive Plan, which currently governs the payment of annual incentive awards to the NEOs. The maximum amount payable to Mr. Wilkinson under the Executive Officer Incentive Plan is 100% of his base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below the maximum. For more information, see “Executive Bonus Awards” on page 21. In addition to being eligible to participate in the Company’s annual and long-term incentive plans and retirement and health benefit plans, Mr. Wilkinson is also entitled to the business and personal use of an automobile at the Company’s expense. The employment agreement provides for certain payments to be made to Mr. Wilkinson if his employment terminates under certain circumstances. These provisions of the employment agreement are described below under the heading “Potential Payments upon Termination or Change in Control”

Zeljko Cović.  On March 21, 2007 we entered into an employment agreement with Zeljko Cović under which he serves as the President and Chief Operating Officer of Pliva d.d. The employment agreement has a term that expires on June 30, 2010, and does not provide for automatic extension. Under the agreement, Mr. Cović is paid an annual base salary of 450,000 Euro, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Board of Directors (at its discretion, the Committee may increase or decrease the annual bonus). Subsequent to Mr. Cović’s entering into his employment agreement, however, the Company adopted the Barr Pharmaceuticals, Inc. 2007 Executive Officer Incentive Plan, which currently governs the payment of annual incentive awards to the NEOs. The maximum amount payable to Mr. Cović under the Executive Officer Incentive Plan is 100% of his base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below the maximum. For more information, see “Executive Bonus Awards” on page 21. Mr. Cović is entitled to life, disability and private health insurance coverage at Pliva d.d.’s expense, in accordance with applicable Pliva d.d. policies. Under his agreement, Pliva d.d. also pays Mr. Cović a gross amount of 15% of his annual base salary to a retirement fund of his choice. Mr. Cović is also entitled to the business and personal use of an automobile at Pliva d.d.’s expense. The employment agreement provides for certain payments to be made to Mr. Cović if his employment terminates under certain circumstances. These provisions of the employment agreement are described below under the heading “Potential Payments upon Termination or Change of Control.”

Frederick J. Killion.  On January 4, 2006, we entered into an Amended and Restated Employment Agreement with Frederick Killion under which he served as our Senior Vice President, General Counsel and Corporate Secretary, until July, 2007, at which time he was promoted to Executive Vice President, General Counsel and Secretary. We expect to enter into a new employment agreement with Mr. Killion reflecting this promotion in the next several weeks. The employment agreement has a term that currently expires on February 19, 2009 but contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to further extend the term of the agreement. Under the agreement, Mr. Killion is paid a base salary, which was increased by the Committee to $550,000 effective April 1, 2007, subject to increase in future years by the Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Board of Directors (at its discretion, the Committee may increase the bonus above 40% of his base salary). Subsequent to Mr. Killion’s entering into his employment agreement, however, the Company adopted the Barr Pharmaceuticals, Inc. 2007 Executive Officer Incentive Plan, which currently governs the payment of annual incentive awards to the NEOs. The maximum amount payable to Mr. Killion under the Executive Officer Incentive Plan is 100% of his base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below the maximum. For more information, see “Executive Bonus Awards” on page 21. In addition to being eligible to participate in the Company’s annual and long-term incentive plans and retirement and health benefit plans, Mr. Killion is also entitled to the business and personal use of an automobile at the Company’s expense. The employment agreement provides for certain payments to be made to Mr. Killion if his employment terminates under certain circumstances. These provisions of the employment agreement are described below under the heading “Potential Payments upon Termination or Change in Control”.

William T. McKee.  On August 19, 2005, we entered into an Amended and Restated Employment Agreement with William McKee under which he served as our Senior Vice President, Chief Financial Officer and Treasurer, responsible for managing and supervising the day-to-day operation of the audit, finance, treasury, and accounting functions, including financial controls, of the Company. In March, 2007, Mr. McKee was promoted to Executive Vice President, Chief Financial Officer. We expect to enter into a new employment agreement with Mr. McKee reflecting this promotion in the next several weeks. The employment agreement has a term that currently expires on February 19, 2009 but contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to further extend the term of the agreement. Under the agreement, Mr. McKee is paid a base salary, which was increased by the Committee to $550,000 effective April 1, 2007, subject to increase in future years by the Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Board of Directors (at its discretion, the Committee may increase the bonus above 40% of his base salary). Subsequent to Mr. McKee’s entering into his employment agreement, however, the Company adopted the Barr Pharmaceuticals, Inc. 2007 Executive Officer Incentive Plan, which currently governs the payment of annual incentive awards to the NEOs. The maximum amount payable to Mr. McKee under the Executive Officer Incentive Plan is 100% of his base salary, provided that in no event shall any such award exceed 3% of the Company’s consolidated pre-tax net operating income for such year (prior to deductions for expenses relating to bonus payments, incentive award payments, stock-based compensation and certain other amounts). The Committee has the discretion to pay at or below the maximum. For more information, see “Executive Bonus Awards” on page 21. In addition to being eligible to participate in the Company’s annual and long-term incentive plans and retirement and health benefit plans, Mr. McKee is also entitled to the business and personal use of an automobile at the Company’s expense. The employment agreement provides for certain payments to be made to Mr. McKee if his employment terminates under certain circumstances. These provisions of the employment agreement are described below under the heading “Potential Payments upon Termination or Change in Control”.

2007 Stock Award Plan

At the 2007 Annual Meeting of Stockholders, the Company’s stockholders approved the Barr Pharmaceutical, Inc. 2007 Stock Incentive and Award Plan, and 5,500,000 shares of our common stock were reserved for issuance in connection with stock options, share appreciation rights, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards that may be granted under the plan. Taking into account the effect of stock splits and awards that have previously been granted under the plan and its predecessor plans, the number of shares currently reserved for issuance under the plan is approximately 5,813,802. In March and August of 2007, the Company awarded the NEOs stock-settled stock appreciation rights (SARs), a portion of which are exercisable in the form of incentive stock options (“Stock Option/SARs”), under the Stock Award Plan. Each SAR is the right to receive, without paying any exercise price, the appreciation on one share of Common Stock between the date of grant of the SAR and the date of exercise of the SAR. The appreciation is paid in the form of shares of Common Stock. Each Stock Option/SARs is an award of incentive stock options that the optionee may either (i) exercise for shares of Company stock, as with any other stock option, by paying the full exercise price, or (ii) exercise as a SAR. Whether a Stock Option/SAR is exercised as an option or as a SAR, the financial benefit realized by the NEO is equal to the appreciation on one share of Common Stock between the date of grant and the date of exercise. For example, if an NEO received an award of 10,000 Stock Option/SARs on July 26, 2006, with an exercise price of $48.80 (the average of the high and low market price of the Company’s stock on the grant date) and, after vesting and when the market price of the Company’s stock was $58.80, the NEO elected to surrender all 10,000 Stock Option/SARs using the tandem SAR feature, the NEO would be entitled to fully transferable shares of Company stock equal in value to the $10 difference between the exercise and market prices times 10,000 Stock Option/SARs, or $100,000 (less applicable tax withholding). This would be the same amount of gain the NEO would realize by exercising the Stock Option/SARs as options on the same date rather than exercising the SARs. The tax treatment applicable to SARs and Stock Option/SARs is described in page 22.

No outstanding awards have been repriced or materially modified in the past calendar year.

At the 2007 annual meeting of stockholders, the Company sought and obtained seeking stockholder approval of an additional 5,500,000 shares of common stock for the issuance of awards under the Stock Award Plan.

In March, 2008, the Compensation Committee approve a revision of the form of Grant Agreement for awards under the Stock Award Plan to provide for the full vesting of awards upon a grantee’s retirement if the grantee at retirement is at least 55 years old, and the sum of the grantee’s age and years of service is at least equal to 70.

Executive Bonus Program

Our executive bonus program is intended to assist us in attracting and retaining highly qualified personnel, encourage and stimulate superior performance by such personnel on our behalf and recognize the level of an individual’s position to influence company results. Bonus awards are payable at the discretion of the Committee based on their evaluation of financial, operational and individual performance. The executive bonus program is open to all employees with a title of director or above selected by the Chief Executive Officer. Participants in the executive bonus program must be actively employed by us on the payment date to receive a bonus award. Participants may receive a partial bonus award in certain circumstances.

2007 GRANTS OF PLAN-BASED AWARDS(1)

		All Other Options			Grant Date
		Awards: Number of			Fair Value of
		Securities	Exercise or		Stock and
		Underlying	Base Price of	Closing Market	Option
		Option(2)	Option Awards(3)	Price on Date of	Awards(5)
Name	Grant Date	(#)	($/Sh)	Grant(4)	($)
(a)	(b)	(j)	(k)	Addendum to(k)	(1)

Bruce L. Downey	3/7/2007	75,000	49.49	49.44	1,057,485
G. Frederick Wilkinson	3/7/2007	36,000	49.49	49.44	507,593
	8/9/2007	30,000	55.81	54.64	493,044
Zeljko Cović	3/29/2007	30,000	46.92	46.37	401,028
William T. McKee	3/7/2007	15,000	49.49	49.44	211,497
	8/9/2007	30,000	55.81	54.64	493,044
Frederick J. Killion	3/7/2007	15,000	49.49	49.44	211,497
	8/9/2007	30,000	55.81	54.64	493,044
Paul M. Bisaro	3/7/2007	45,000	49.49	49.44	634,491

(1)	Columns (c) through (h) were omitted from this Table because the Company did not make non-equity incentive plan awards in 2007. Column (i) was omitted because the Company did not grant Stock Awards.

(2)	A portion of each award listed above was a “Tandem Award,” which gives a participant the right to exercise such portion of the award in the form of Incentive Stock Options (“Tandem Awards”) to NEOs under the Stock Award Plan. See the description of Tandem Awards on page 22.

(3)	The exercise price of each Tandem Award above is the mean between the high and low sales price of a share of Company Stock on the grant date as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, as provided by the 2007 Stock and Incentive Award Plan and the 2002 Stock and Incentive Award Plan.

(4)	The grant date closing market price set forth in this column is the actual closing price of a share of Common Stock on such date as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange.

(5)	See page F-35 of the Company’s annual report filed with the SEC on Form 10-K on February 29, 2008 for the assumptions and methodology underlying the valuation of the Option Awards.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END(1)

Option Awards(2)
			Equity
			Incentive
			Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying	Option
	Unexercised	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Unearned	Price	Expiration
Name	Exercisable	Unexerciseable	Options (#)	($)	Date
(a)	(b)	(c)	(d)	(e)	(f)	Vesting Dates

Bruce L. Downey	—	75,000	—	$49.4900	3/7/2017	25,000 vest on 3/7/2008; 25,000 vest on 3/7/2009; 25,000 vest on 3/7/2010 of which 2,020 are Tandem ISO SARs
Bruce L. Downey	50,000	100,000	—	$48.8000	7/26/2016	50,000 vest on 7/26/2008; 50,000 vest on 7/26/2009 of which 2,049 are Tandem ISO SARs
Bruce L. Downey	106,667	53,333	—	$46.9900	7/27/2015	53,333 vest on 7/27/2008 of which 2,128 are Tandem ISO SARs
Bruce L. Downey	160,000	—	—	$35.0100	8/4/2014
Bruce L. Downey	149,998	—	—	$43.3400	7/30/2013
Bruce L. Downey	191,220	—	—	$26.5800	8/7/2012
Bruce L. Downey	168,749	—	—	$36.3267	8/8/2011
Bruce L. Downey	135,000	—	—	$24.5667	8/9/2010
Bruce L. Downey	168,729		—	$11.0600	8/11/2009
Paul M. Bisaro	30,000	—	—	$48.8000	7/26/2016
Paul M. Bisaro	46,667	—	—	$46.9900	7/27/2015
Paul M. Bisaro	67,144	—	—	$35.0100	8/4/2014
Paul M. Bisaro	87,690	—	—	$43.3400	7/30/2013
G. Frederick Wilkinson	—	30,000		$55.8100	8/9/2017	10,000 vest on 8/9/2008; 10,000 vest on 8/9/2009; 10,000 vest on 8/9/2010
G. Frederick Wilkinson	—	36,000		$49.4900	3/7/2017	12,000 vest on 3/7/2008; 12,000 vest on 3/7/2009; 12,000 vest on 3/7/2010 of which 1 is a Tandem ISO SARs
G. Frederick Wilkinson	10,000	20,000		$48.8000	7/26/2016	10,000 vest on 7/26/2008; 10,000 vest on 7/26/2009 of which 2 are Tandem ISO SARs
G. Frederick Wilkinson	15,000	60,000		$66.5400	3/6/2016	15,000 vest on 3/6/2008; 15,000 vest on 3/6/2009; 15,000 vest on 3/6/2010; 15,000 vest on 3/6/2011 - on each vest date 1,502 will vest as Tandem ISO SARs
William T. McKee	—	30,000		$55.8100	8/9/2017	10,000 vest on 8/9/2008; 10,000 vest on 8/9/2009; 10,000 vest on 8/9/2010
William T. McKee	—	15,000		$49.4900	3/7/2017	5,000 vest on 3/7/2008; 5,000 vest on 3/7/2009; 5,000 vest on 3/7/2010 of which 2,020 are Tandem ISO SARs
William T. McKee	10,000	20,000		$48.8000	7/26/2016	10,000 vest on 7/26/2008; 10,000 vest on 7/26/2009 of which 2,049 are Tandem ISO SARs
William T. McKee	20,000	10,000		$46.9900	7/27/2015	10,000 vest on 7/27/2008 of which 2,128 are Tandem ISO SARs
William T. McKee	30,000	—		$35.0100	8/4/2014
William T. McKee	45,000	—		$43.3400	7/30/2013
William T. McKee	15,998	—		$26.5800	8/7/2012
William T. McKee	78,749	—		$36.3267	8/8/2011
Frederick J. Killion	—	30,000		$55.8100	8/9/2017	10,000 vest on 8/9/2008; 10,000 vest on 8/9/2009; 10,000 vest on 8/9/2010
Frederick J. Killion	—	15,000		$49.4900	3/7/2017	5,000 vest on 3/7/2008; 5,000 vest on 3/7/2009; 5,000 vest on 3/7/2010 of which 2,020 are Tandem ISO SARs
Frederick J. Killion	10,000	20,000		$48.8000	7/26/2016	10,000 vest on 7/26/2008; 10,000 vest on 7/26/2009 of which 2,049 are Tandem ISO SARs
Frederick J. Killion	20,000	10,000		$46.9900	7/27/2015	10,000 vest on 7/27/2008 of which 2,128 are Tandem ISO SARs
Frederick J. Killion	30,000	—		$35.0100	8/4/2014
Frederick J. Killion	45,000	—		$43.3400	7/30/2013
Frederick J. Killion	72,500	—		$30.1867	3/1/2012
Zeljko Cović	—	30,000		$46.9200	3/29/2017	10,000 vest 3/29/2008; 10,000 vest 3/29/2009; 10,000 vest 3/29/2010 — on each vest date 2,131 will vest as Tandem ISO SARs

(1)	Column 2 (“Stock Awards”) was omitted because there are no Stock Awards outstanding for any NEO for the year ended December 31, 2007.

(2)	All outstanding Option Awards were made under the Company’s 2007 Stock and Incentive Award Plan or a predecessor plan.

2007 OPTION EXERCISES AND STOCK VESTED

Option Awards(1)
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(2)
Name	(#)	($)
(a)	(b)	(c)

Bruce L. Downey	—	—
G. Frederick Wilkinson	—	—
Zeljko Cović	—	—
William T. McKee	—	—
Frederick J. Killion	—	—
Paul M. Bisaro	450,658	13,521,690

(1)	All exercised Option Awards were granted under the Company’s 2002 Stock and Incentive Award Plan.

(2)	The aggregate value for Option Awards exercised was calculated using the difference between the exercise price and market price of the underlying securities at exercise.

2007 PENSION BENEFITS

The Company does not maintain a qualified or non-qualified pension plan.

2007 NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant		Aggregate	Aggregate
	Contributions	Contributions in	Aggregate Earnings	Withdrawals/	Balance at
	in Last Fiscal Year(2)	Last Fiscal Year(3)	in Last Fiscal Year(4)	Distributions	Last FYE(5)
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Bruce L. Downey
Excess 401(k) Plan	127,365	127,365	291,071	—	2,836,703
Non-Qualified Plan	—	—	18,610	—	171,732
G. Frederick Wilkinson (Excess 401(k) Plan Only)	58,539	58,539	13,839	—	221,393
Zeljko Cović	—	—	—	—	—
William T. McKee (Excess 401(k) Plan Only)	40,481	40,481	35,424	—	734,693
Frederick J. Killion (Excess 401(k) Plan Only)	40,481	40,481	96,490	—	689,487
Paul M. Bisaro(6)
Excess 401(k) Plan	60,827	60,827	48,990	—	1,230,381
Non-Qualified Plan	41,298	1,005	758	—	43,035

(1)	The Company maintains two non-qualified deferred compensation plans in which the NEOs are eligible to participate: The Barr Pharmaceuticals, Inc. Excess Savings and Retirement Plan (the “Excess 401(k) Plan”) and the Barr Pharmaceuticals, Inc. Non-Qualified Deferred Compensation Plan (the “Non-Qualified Plan”), to supplement it’s the Barr Pharmaceuticals, Inc. Savings and Retirement Plan (the “Qualified 401(k) Plan”). Both the Excess 401(k) Plan and the Non-Qualified Plan are subject to Code Section 409A.

The Excess 401(k) Plan allows an eligible employee to make an irrevocable election before the beginning of each plan year to defer a portion of his or her compensation for that year, up to 10% of compensation for that plan year, less the tax-deferred contributions (other than catch-up contributions) and after-tax contributions that such employee elected to make to the Qualified 401(k) Plan. In no event may an employee make a deferral contribution under the Excess 401(k) Plan in any year that will reduce his or her compensation below the IRS Income Limit (which was $225,000 for 2007). The Excess 401(k) Plan defines “compensation” as all salary or bonus, including amounts in excess of the IRS Income Limit. To be an eligible employee under the Excess 401(k) Plan, an employee must hold the office of Vice President or higher and earn 401(k) eligible compensation above the IRS Income Limit. The Company makes matching contributions to the Excess 401(k) Plan under the same formula that applies to matching contributions under the Qualified 401(k) Plan. The goal of the Excess 401(k) Plan is to allow employees to continue to contribute to their retirement savings and receive Company matching contribution once they have reached the maximum deferral limit in the Qualified 401(k) Plan. An employee cannot receive a distribution under the Excess 401(k) Plan except upon death, disability, retirement or termination of employment.

The Non-Qualified Plan allows an eligible employee to make an irrevocable election before the beginning of each plan year to defer a portion of his or her compensation for the year that is greater than the 10% limit of the Excess 401(k) Plan and Qualified 401(k) Plan. The Non-Qualified Plan also allows an eligible employee to make a deferral election that applies only to his or her bonus. In no event may an employee make a deferral contribution under the Non-Qualified Plan that, when added to his or her contributions under the Excess 401(k) Plan, would reduce his or her compensation below the IRS Income Limit. The Non-Qualified Plan defines “compensation” as all salary or bonus, including amounts in excess of IRS Income Limit. To be an eligible employee under the Non-Qualified Plan, an employee must hold the office of Vice President of higher and earn compensation above the IRS Income Limit. The Company makes matching contributions to the Non-Qualified Plan under the same formula that applies to matching contributions under the Qualified 401(k) plan, except that the Company does not match contributions in excess of 10% of an employee’s compensation — calculated on an aggregate basis under the Excess 401(k) Plan and the Non-Qualified Plan. An employee cannot receive a distribution under the Non-Qualified Plan except upon death, disability, retirement or termination of employment.

Because the Excess 401(k) Plan and the Non-Qualified Plan are not qualified plans, the assets of those plans would be available to the Company’s creditors in the event of the Company’s insolvency.

(2)	The amount of each Executive’s contributions also is included in the “Salary” column of the Summary Compensation Table on page 27. The contribution is deducted from the Executive’s Salary payment.

(3)	The amount of the Registrant’s contributions also is included in the “All Other Compensation” column of the Summary Compensation Table on page 27.

(4)	The Company’s deferred compensation plans do not provide for above-market earnings. Earnings on deferred compensation are based on hypothetical mutual fund investments directed by the NEO.

(5)	The amounts listed in Column (f) are equal to such individual’s account balances from prior periods plus all amounts listed in Columns (b) through (d).

(6)	Mr. Bisaro left the Company effective August 10, 2007. Accordingly, the executive and registrant contributions shown in the table above reflect only amounts contributed through that date with respect to Mr. Bisaro. The amount of earnings shown with respect to Mr. Bisaro accrued through December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted in our Compensation Discussion and Analysis, each of our NEOs is a party to an employment agreement pursuant to which he is entitled to certain severance benefits if his or her employment is terminated under certain conditions. The summary in the following section applies to the employment agreements of our U.S.-based NEOs. As a non-U.S.-based NEO, Mr. Cović would, in the event of a termination of his employment, be treated in accordance with the terms of his employment agreement, which are summarized below under the heading “Employment Agreement with Mr. Cović.” Mr. Bisaro did not receive any termination payments in connection with his leaving the Company on August 10, 2007, and forfeited any equity awards that had not vested as of such date.

As described in more detail below, in order to receive severance benefits under the agreement, a U.S.-based NEO generally must be terminated in connection with an “involuntary termination” by the Company or a successor entity within two years following or six months preceding a change in control, or in the event of the non-renewal of the NEO’s employment agreement. Certain benefits payable under the individual employment agreements described below may be subject to a six month delay, pursuant to the restrictions imposed by Section 409A of the Internal Revenue Code on payments to the Company’s “specified employees,” as such term is defined in Section 409A.

Certain severance benefits are also payable to our U.S.-based NEOs under the agreement if the Company elects not to renew the term of the agreement. The amount of severance benefits payable is not affected by a change in control of the Company. However, in the event of a change in control, the Company may be obligated under the agreement to gross up the NEO for parachute taxes and to pay and gross up the executive’s legal fees in any dispute concerning the agreement that arises after the change in control.

Under the 2007 Stock and Incentive Award Plan and the 2002 Stock and Incentive Award Plan, unvested options and stock appreciation rights vest upon death during employment, upon retirement or severance under certain circumstances, and upon a change in control. In March, 2008, the Compensation Committee approved a revision of the form of Grant Agreement for awards under the Stock and Incentive Awards Plans to provide for the full vesting of awards upon a grantee’s retirement if the grantee at retirement is at least 55 years old, and the sum of the grantee’s age and years of service is at least 70.

Under the Excess 401(k) Plan and the Non-Qualified Deferred Compensation Plan, a U.S.-based NEO’s vested account balance is generally payable upon termination of employment (subject to the payment schedule elected by the employee), irrespective of the reason for termination. In the event of a change in control of the Company, any unvested employer contributions become vested, and the NEO’s account balance becomes payable on an accelerated basis, even if no termination of employment occurs at that time.

In general, under the employment agreements of the U.S.-based NEOs the Stock Award Plan, the Excess 401(k) Plan and Non-Qualified Deferred Compensation Plan, a Change in Control is deemed to take place if any person unaffiliated with the Company acquires more than 30% of the combined voting power of the Company’s then outstanding voting securities; if the Company’s stockholders approve a merger or certain other corporate transactions (including a recapitalization or reverse split of voting securities or acquisition of assets by the Company) as a result of which shareholders before the transaction cease to own more than 50% of the voting power after the transaction; if the Company’s stockholders approve a plan of complete liquidation or sale of substantially all of the Company’s assets; or if a majority of the Board of Directors changes as a result of a tender offer, merger or contested election of the Board of Directors. In general, under the employment agreements, a Potential Change in Control is deemed to take place if the Company enters into any agreement which, if consummated, would constitute a Change in Control. Benefits under the change of control agreements of the U.S.-based NEOs include:

(a) a lump sum payment equal to the sum of base salary plus a three year average bonus, multiplied by a specific number of years (3.0 years in the case of Mr. Downey; 2.5 years in the case of Mr. Wilkinson and 2 years for all other U.S.-based NEOS);

(b) continuation of life insurance, medical and dental benefits for 1.5 years; and

(c) immediate vesting of any stock options, stock appreciation rights, restricted shares and other awards that are unvested and, in the case of stock options, the continuation of exercise rights for the duration of the exercise periods.

The agreements also provide for reimbursement of the senior officer, on an after tax basis, for any excise taxes imposed by Section 4999 of the Internal Revenue Code (the “Code”) related to excess parachute payments. Benefits under the agreement are payable regardless of the former senior officer seeking or obtaining employment following termination.

Employment Agreement with Mr. Downey

If Mr. Downey’s employment is terminated by us without Good Cause, including termination as a result of a Change in Control of the Company, or by Mr. Downey for Good Reason, each as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control” and described below (in either case, a “Compensable Termination”), he will be entitled to a severance payment equal to three times the sum of (1) his highest base salary and (2) an average bonus amount awarded to him over the preceding three years (the sum of (1) and (2) hereinafter referred to as “Annual Cash Compensation”). If the Compensable Termination occurs after Mr. Downey attains the age of 65 but before 70, however, the severance payment shall be equal to two times his Annual Cash Compensation, and if after 70 the severance payment shall be equal to his Annual Cash Compensation. Mr. Downey would also be entitled to his annual bonus for the fiscal year preceding the fiscal year in which the Compensable Termination occurs, if unpaid, and a pro rata bonus for the fiscal year in which a Compensable Termination occurs based on the average annual bonus awarded to him over the preceding three years. Except after a Change in Control or Potential Change in Control as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control”, in which case the severance payment is payable in full within ten days after employment terminates, 50% of the severance payment is to be paid in a lump sum within ten days after employment terminates (75% if Mr. Downey is between age 65 and 70 at the time of termination, or 100% of the payment if he is age 70 or older at the time of termination). The balance of the severance payment is to be paid in 18 monthly installments after the date of termination, unless Mr. Downey is age 65 or older at the time of termination, in which case the balance is to be paid in six monthly installments. Except after a Change in Control or Potential Change in Control as defined in the agreement or after Mr. Downey attains age 65, payment of the final 12 monthly installments a portion of any severance payment will be contingent on Mr. Downey complying with certain restrictions against his employment by, or consulting for, a for-profit pharmaceutical company. If we elect not to further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. Downey) and Mr. Downey does not elect to terminate his employment during the remaining term of the agreement for Good Reason, then Mr. Downey will be entitled to a non-renewal payment equal to two times his Annual Cash Compensation (unless Mr. Downey has attained the age of 70 prior to the expiration of the then current term, in which case the payment shall be equal to one times his Annual Cash Compensation), provided he serves out the remainder of the term. If any compensation paid by the Company to Mr. Downey under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Downey in an amount sufficient to cover any such taxes, as well as any taxes imposed on the gross-up payment. Non-material administrative amendments were made to Mr. Downey’s employment agreement in January, 2008 for the purpose of ensuring compliance with Section 409A of the Internal Revenue Code.

If the Company terminates Mr. Downey’s employment on account of a Disability (as defined in the agreement) that occurs during the term of the agreement, Mr. Downey will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to three times his Annual Cash Compensation, as defined above, less the aggregate disability benefits that were paid to him.

Mr. Downey has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. Downey’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions. In general, the restrictions obligate Mr. Downey to refrain from disclosing the Company’s confidential information, soliciting employees to terminate their employment with the Company, and making disparaging remarks about the Company or its directors, officers or employees.

Employment Agreement with Mr. Wilkinson

If Mr. Wilkinson’s employment is terminated by the Company without Good Cause, including termination as a result of a Change in Control of the Company, or by Mr. Wilkinson for Good Reason, each as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control” (in either case, a “Compensable Termination”), he will be entitled to a severance payment equal to 2.5 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. Wilkinson is the Company’s election not to extend or further extend the term of the agreement). Mr. Wilkinson would also be entitled to his annual bonus for the fiscal year preceding the fiscal year in which the Compensable Termination occurs, if unpaid, and a pro rata bonus for the fiscal year in which the employment termination occurs based on the average annual bonus awarded to him over the preceding three years. Except after a Change in Control or Potential Change in Control as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control”, in which case the severance payment is payable in full within ten days after employment terminates, 60% of the severance payment is to be paid in a lump sum within ten days after employment terminates and the 40% balance is to be paid in 12 monthly installments after the date of termination. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of the final twelve monthly installments of any severance payment will be contingent on Mr. Wilkinson complying with certain restrictions against his employment by, or consulting for, a for-profit pharmaceutical company. Mr. Wilkinson’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. Wilkinson under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Wilkinson in an amount sufficient to cover any such taxes, as well as any taxes imposed on the gross-up payment.

If the Company terminates Mr. Wilkinson’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Wilkinson will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2.5 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

Mr. Wilkinson has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. In general, the restrictions obligate Mr. Wilkinson to refrain from soliciting employees to terminate their employment with the Company, and from making disparaging remarks about the Company or its directors, officers or employees. Mr. Wilkinson’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

Employment Agreement with Mr. Covic

If Mr. Covic’s employment is terminated by the Company other than for cause, Mr. Covic would receive (i) a lump sum severance payment equal to 1.5 times his annual base salary (and payable within four weeks of the date of termination) plus (ii) a bonus equal to 50% of his annual base salary in effect as of the date of such termination, pro-rated to reflect the number of days worked by him in the year of the termination. Such pro-rata bonus payment is payable within two weeks after the termination date. The Company’s termination of Mr. Covic’s employment by reason of his misconduct, breach of his obligations under the agreement, becoming of unsound mind, or his becoming bankrupt each constitute termination “for cause” under Mr. Covic’s agreement.

Mr. Covic would also be entitled to the amounts described above in the event of (i) the Company’s termination of his employment as a result of a Change of Control, or (ii) Mr. Covic’s termination of his employment in the event of a Material Change in his duties as a result of a Change of Control. Pursuant to Mr. Covic’s employment agreement, the term “Change of Control” means “(a) the acquisition of control of the board of directors of Pliva d.d. by a person (or group of persons acting together) not having such control as of the date of the agreement; (b) the acquisition of control of more than 50% of the voting rights attributable to the share capital of Pliva d.d. by a person (or group of persons acting together) not having such control as of the date of the agreement; (c) the merger of the Company with an entity other than a Group Company (as defined in the agreement); (d) the sale of all or substantially all of the assets of Pliva d.d. to an entity that is not a Group Company; provided that the following do not constitute a Change of Control under the agreement: any change in the shareholders of Pliva d.d. not described in (a), (b) or (c), above, the winding up of Pliva d.d. or the transfer of assets of Pliva d.d. to a Group Company or Companies. A “Material Change” is the assignment to, or withdrawal from, the COO of any duties, the effect of which constitutes a material change in Mr. Covic’s job or a material reduction in his responsibilities, status or authority which is related or follows a Change of Control.

If Mr. Covic during the term of his employment agreement is unable to perform his duties as a result of becoming disabled (i) for a period of either 60 consecutive days or 90 non-consecutive days in any 365 day period (and such disabilitiy is likely to continue), or (ii) immediately upon the occurrence of such disability if it is likely that he would not be able to perform his duties after the expiration of the 60 or 90 day period, the Company may terminate his agreement upon six months notice. Within 30 days of such termination, Mr. Covic would be entitled to receive a lump sum payment equal to 1.5 times his annual base salary.

Mr. Covic has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain restrictions against competing with the Company that apply for up to nine months after termination. In the event that Mr. Covic fails to comply with the applicable confidentiality and non-compete provisions of his employment agreement, the agreement provides that he shall be liable to pay the Company damages equal to 24 months of the average monthly gross salary paid to him in the last three months prior to the termination of the employment agreement. Such payment would be due within 30 days of receipt of notice from the Company of such a breach. If Mr. Covic received any compensation in addition to his base salary following the termination of his employment agreement, he would also be obligated to repay any such payment.

Employment Agreement with Mr. McKee

If Mr. McKee’s employment is terminated by the Company without Good Cause, including termination as a result of a Change in Control of the Company, or by Mr. McKee for Good Reason, each as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control” (in either case, a “Compensable Termination”), he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. McKee is the Company’s election not to further extend the term of the agreement). Mr. McKee would also be entitled to his annual bonus for the fiscal year preceding the fiscal year in which the Compensable Termination occurs, if unpaid, and a pro rata bonus for the fiscal year in which the employment termination occurs based on the average annual bonus awarded to him over the preceding three years. Except after a Change in Control or Potential Change in Control as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control”, in which case the severance payment is payable in full within ten days after employment terminates, 75% percent of the severance payment is to be paid in a lump sum within ten days after employment terminates and the 25% balance is to be paid in six monthly installments after the date of termination. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of the final six monthly installments a portion of any severance payment will be contingent on Mr. McKee complying with certain restrictions against his employment by, or consulting for, a for-profit pharmaceutical company. Mr. McKee’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. McKee under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. McKee in an amount sufficient to cover any such taxes, as well as any taxes imposed on the gross-up payment.

If the Company terminates Mr. McKee’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. McKee will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

Mr. McKee has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. In general, the restrictions obligate Mr. McKee to refrain from soliciting employees to terminate their employment with the Company, and from making disparaging remarks about the Company or its directors, officers or employees. Mr. McKee’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

Employment Agreement with Mr. Killion

If Mr. Killion’s employment is terminated by the Company without Good Cause, including termination as a result of a Change in Control of the Company, or by Mr. Killion for Good Reason, each as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control” (in either case, a “Compensable Termination”), he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by

Mr. Killion is the Company’s election not to further extend the term of the agreement). Mr. Killion would also be entitled to his annual bonus for the fiscal year preceding the fiscal year in which the Compensable Termination occurs, if unpaid, and a pro rata bonus for the fiscal year in which the employment termination occurs based on the average annual bonus awarded to him over the preceding three years. Except after a Change in Control or Potential Change in Control as defined in the agreement and described above under “Potential Payments upon Termination or Change in Control”, in which case the severance payment is payable in full within ten days after employment terminates, 75% percent of the severance payment is to be paid in a lump sum within ten days after employment terminates and the 25% balance is to be paid in six monthly installments after the date of termination. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of the final six monthly installments of any severance payment will be contingent on Mr. Killion complying with certain restrictions against his employment by, or consulting for, a for-profit pharmaceutical company. Mr. Killion’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. Killion under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Killion in an amount sufficient to cover any such taxes, as well as any taxes imposed on the gross-up payment.

If the Company terminates Mr. Killion’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Killion will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

Mr. Killion has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. In general, the restrictions obligate Mr. Killion to refrain from soliciting employees to terminate their employment with the Company, and from making disparaging remarks about the Company or its directors, officers or employees. Mr. Killion’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

Defined Terms

The employment agreements define “Change in Control” to mean a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or if any of the following events occur: (i) any “Person” (as defined in the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company; (ii) the Company’s stockholders approve a merger, consolidation, recapitalization or reorganization of the Company or a subsidiary, reverse split, or an acquisition of securities or assets by the Company or a subsidiary, or consummation of any such transaction if stockholder approval is not obtained, other than a transaction in which the Company or it’s stockholders retain more than 50% of the total voting power after such transaction; (iii) the Company’s stockholders approve a plan of liquidation of the Company or an agreement for the sale or disposition of substantially all of the Company’s assets; or (iv) the persons who were members of the Company’s Board immediately before a tender or exchange offer for shares of the Company, a merger or consolidation of the Company, a contested election of the Board, or any combination of such transactions, cease to constitute a majority of the Board as a result of such transaction or transactions. Generally, a “Change in Control” also shall be deemed to occur if Barr Laboratories ceases to be an Affiliate.

The employment agreements define “Potential Change in Control” to mean that (i) the Company or a subsidiary enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (ii) the Board adopts a resolution to the effect that, for purposes of the employment agreements, a potential change in control has occurred.

The employment agreements define “Good Cause” as the executive (i) fails to substantially perform his duties for any reason or to devote substantially all his business time exclusively to the affairs of the Company, other than by reason of a medical condition, or fails to obtain the consent of the Board to his service on the board of directors of another company, and such failure is not discontinued within 30 days after the executive receives written notice of such failure; or (ii) commits an act of dishonesty resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of he Company, or engages in conduct that constitutes a felony; or (iii) is grossly negligent or engages in willful misconduct or insubordination in the performance of his duties; or (iv) materially breaches his obligations relating to confidential information and non-solicitation. However, within three years after a Change in Control or Potential Change in Control the Company will not have “Good Cause” unless (A) the executive’s act or omission is willful and has a material adverse effect upon the Company, (B) the Board gives the executive written notice and an opportunity to cure the conduct alleged to constitute Good Cause (except for conduct involving a felony or moral turpitude), and (C) the executive fails to discontinue and cure the act or omission.

The employment agreements define “Good Reason” to occur if the Company (i) fails to pay or provide any amount or benefit that the Company is obligated to pay or provide under the employment agreement, (ii) limits or assigns the executive duties, responsibilities or reporting relationships not contemplated by the employment agreement, (iii) in the case of Mr. Downey only, removes or fails to elect the executive to the Company Board or other board, where applicable, (iv) relocates his office outside of agreed boundaries, (v) gives the executive written notice that it will not extend the term of the employment agreement, (vi) a Change in Control occurs and either (A) equity securities of the Company cease to be publicly-traded, or (B) the executive is not elected or designated to serve in the same position with the Company or its survivor ,or (vii) a Change in Control or Potential Change in Control occurs and (A) the dollar value of the stock optioned to the executive annually thereafter is less than the average annual dollar value of the stock that was optioned to the executive, or the material terms of such options are less favorable to the executive than the material terms of the options that were granted to the executive, during the four years prior to the Change in Control or Potential Change in Control, and in either case the situation is not remedied within 30 days after the Company receives notice from the executive of the situation.

Termination/Change of Control Payments

The following table quantifies potential payments that could be made to the NEOs under various termination of employment scenarios and in the event of a change in control of the Company under the terms of the agreements summarized above and the terms of the Company’s 2002 Stock and Incentive Award Plan and predecessor plans.

These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur. The table reflects the amounts that could be payable under the various arrangements if the event in question occurred at December 31, 2007, including a gross-up for certain taxes in the event that any payments made in connection with a change of control would be subject to the excise tax imposed by Code Section 4999.

In the event that an NEO is terminated For Cause, as defined in each NEO’s employment agreement, the NEO is not entitled to any payments. Also, in the event that an NEO terminates his employment Without Good Reason, as defined in each NEO’s employment agreement, the NEO is not entitled to any payments, except for Mr. Downey, who is entitled to extended health and welfare benefits for himself, his spouse, and his children until he reaches the age of 65, unless he is terminated For Cause.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

				Other Health,
				Welfare and
	Cash		Medical	Non Qualified
	Severance		Plans and	Deferred
	(Base &	Equity	Life	Compensation	Excise Tax	Total
	Bonus)(1)	Value(2)	Insurance(3)	Plan(4)	Gross-Up(5)	Payments(6)

For Non-Renewal of Contract
Downey	$3,536,667	N/A	$22,651	$74,628	N/A	$3,633,946
Wilkinson	$1,062,500	N/A	$22,651	$88,557	N/A	$1,173,708
Cović	N/A	N/A	N/A	N/A	N/A	N/A
McKee	$908,333	N/A	$22,651	$—	N/A	$930,985
Killion(7)	$908,333	N/A	$1,534	$—	N/A	$909,867
Without Cause / For Good Reason (other than Non-Renewal)
Downey	$5,305,000	N/A	$—	$106,611	N/A	$5,411,611
Wilkinson	$2,125,000	N/A	$22,651	$88,557	N/A	$2,236,208
Cović(8)	$993,524	N/A	$—	$—	N/A	$993,524
McKee	$1,453,333	N/A	$22,651	$—	N/A	$1,475,985
Killion	$1,453,333	N/A	$1,534	$—	N/A	$1,454,867
After Change in Control(9)
Downey	$5,305,000	$1,026,617	$—	$106,611	—	$6,438,228
Wilkinson	$2,125,000	$215,960	$22,651	$88,557	—	$2,452,168
Cović(8)	$993,524	$185,400	$—	$—	N/A	$1,178,924
McKee	$1,453,333	$201,250	$22,651	$—	—	$1,677,235
Killion	$1,453,333	$201,250	$1,534	$—	—	$1,656,117

(1)	Cash Severance (Base and Bonus) — The values do not reflect 2007 bonus pro-ration amounts. For the purposes of this table, both termination of employment and change in control events are assumed to have occurred on 12/31/2007. The cash severance amounts payable in connection with the non-renewal of an employment agreement shown in the table assume that the termination was for “Good Reason.” For a non-renewal to be deemed to be for “Good Reason,” the executive at issue must assist in the orderly transition of his role and responsibilities to a successor within a specified time period, and otherwise comply with his employment agreement.

(2)	Equity Value — These values represent the difference between the fair market value of the unvested equity awards as of 12/31/2007 and the exercise price, assuming outstanding equity awards vest following termination of employment and that such awards are cashed out at the end of day share price of $53.10. If the Company exercises its discretion to permit unvested equity awards to vest following termination of employment in circumstances of Non-Renewal of Contract and Without Cause / For Good Reason (other than Non-Renewal), then the accelerated value of equity for Mr. Downey, Mr. McKee, Mr. Killion, Mr. Wilkinson, and Mr. Cović would be $1,026,617, $201,250, $201,250, $215,950, and $185,400, respectively.

(3)	Medical Plans and Life Insurance — The values set forth in this column are based on monthly Medical and Dental Premiums of $1,258 for Messrs. Downey (under Non-Renewal of Contract scenario only), McKee, and Wilkinson. The value for Mr. Killion is based on monthly Dental Premiums of $85.

(4)	Other Health, Welfare, Benefit and Non Qualified Deferred Compensation Plan — Only Mr. Downey is entitled to Retiree Medical Coverage — the table represents the total cash value of the consideration (Medical and Dental Premiums described in footnote 3 over such period until Mr. Downey reaches age 65. Note that this is not a present or actuarial calculation of benefits.). The value disclosed in the table includes the gross-up payment for federal and state taxes, and Medicare. For Non-Renewal of Contract, Mr. Downey is entitled to 18-months of Medical and Dental coverage beginning on the first day of termination. After that period, he is entitled to Retiree Medical Coverage (with gross up). For Without Cause / For Good Reason and Change in Control, Mr. Downey is entitled to Retiree Medical Coverage beginning the first day of termination. For Mr. Wilkinson the $88,557 reflects accelerated vesting of employer matching contributions under the Excess 401K Plan.

(5)	Excise Tax Gross-Up — The payments to executives for termination after a Change in Control do not exceed the safe harbor amount under Section 280G of the Internal Revenue Code, and accordingly, do not trigger excise tax gross up provisions. Termination without cause, for non-renewal and for good reason also do not trigger excise tax gross-up provisions.

(6)	These values reflect the sum of all categories of benefits payable on each type of termination for each officer.

(7)	Without Cause / For Good Reason and After Change in Control for Mr. Cović: Cash Severance (Base and Bonus) — Payment is based on the conversion rate US $1 = € 0.6794. Mr. Cović receives base salary of €450,000 (at 12/31/2007).

(8)	After Change in Control — The values disclosed reflect the total amounts payable to all five officers covered by change of control agreements with the Company. These amounts include severance benefits to be paid in a lump sum rather than in installments. We believe that the termination and change in control severance levels under each executive’s employment agreement are at “market” for similarly situated executives under similar agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis on pages 18 through 43 of this Proxy Statement with the Company’s management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, portions of which, including the Compensation Discussion and Analysis, have been incorporated by reference into the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2007.

Harold N. Chefitz, Chairman
Richard R. Frankovic
Peter R. Seaver
George P. Stephan

2007 DIRECTOR COMPENSATION

					Change in Pension
					Value and Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Options	Incentive Plan	Compensation	All Other
	Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total(7)
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Harold N. Chefitz	67,500	—	173,457	—	—	—	240,957
Richard R. Frankovic	60,000	—	173,457	—	—	—	233,457
James S. Gilmore, III	55,000	—	173,457	—	—	—	228,457
Peter R. Seaver	62,500	—	173,457	—	—	—	235,957
George P. Stephan	70,000	—	173,457	—	—	—	243,457

(1)	During the calendar year ended December 31, 2007, all directors who are not employees of the Company received as compensation for their service quarterly retainers of $12,500 covering their attendance and participation at each Board and committee meeting. Committee chairmen other than the Audit Committee Chairman receive an additional $2,500 per calendar quarter, while the Audit Committee Chairman receives an additional $3,750 per calendar quarter. Members of the Compensation and CGN Committees receive an additional $625 per calendar quarter, while members of the Audit Committee receive an additional $1,250 per calendar quarter. Commencing in calendar year 2008, the quarterly retainer payable to each non-employee director has been increased by $3,750 to $16,250.

(2)	Directors do not receive Stock Awards.

(3)	The values noted in column (d) represent the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007, in accordance with FAS 123(R), of stock option awards pursuant to the 2002 Stock Option Plan for Non-Employee Directors, as amended (the “2002 Non-Employee Director Plan”) and include amounts from awards granted both in and prior to the year ended December 31, 2007. The assumptions underlying the valuation of the options can be found in Note 15 on page F-35 in the Company’s annual report filed on Form 10-K with respect to the year ended December 31, 2007. The Company’s Form 10K was filed with the SEC on February 29, 2008. The values in column (d) do not take into account the estimate of forfeitures related to service-based vesting conditions.

Under the 2002 Non-Employee Director Plan, directors are granted options annually in conjunction with the Company’s Annual Meeting of Stockholders. In connection with the Company’s September 2006 change of its fiscal year end from June 30 to December 31, the Company held its 2007 Annual Meeting of Stockholders six months earlier than it otherwise would have. As a result, the Board reduced the normal annual option grant of 10,000 shares per director by 50%, to 5,000 shares. Accordingly, during the year ended December 31, 2007, Messrs. Chefitz, Frankovic, Gilmore, Seaver, and Stephan (collectively, “Continuing Non-Employee Directors”) each received an annual grant to purchase 5,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. The grant date fair value of each grant of 5,000 stock options, computed in accordance with FAS 123(R), is $79,877. Options granted to Continuing Non-Employee Directors have a ten-year term and become exercisable in full on the date of the first annual stockholders’ meeting immediately following the date of grant.

The aggregate number of Option Awards outstanding for each person in the table set forth above as of December 31, 2007 is as follows:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options (#)	Options (#)
Name	Exercisable	Unexerciseable	Total

Harold N. Chefitz	72,500	5,000	77,500
Richard R. Frankovic	89,375	5,000	94,375
James S. Gilmore, III	89,375	5,000	94,375
Peter R. Seaver	89,375	5,000	94,375
George P. Stephan	106,250	5,000	111,250

(4)	Directors do not participate in any non-equity incentive arrangements.

(5)	Directors are not entitled to pension benefits; nor do they participate in any deferred compensation arrangements.

(6)	During the six month period at issue, no director received compensation other than in the form of fees and stock option grants.

(7)	The amounts set forth in Column are equal to the sum of the dollar amounts set forth in the corresponding entries in Columns (b) and (d).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2007, and pursuant to a relationship existing prior to the Company’s acquisition of Pliva d.d. on October 24, 2006, Pliva d.d. retained the services of a Croatian information technology services firm owned by the brother-in-law of Mr. Željko Čović, President and Chief Operating Officer of Pliva d.d. During this period, Pliva d.d. made payments of approximately $340,000 to such firm for information technology services.

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater-than-5% beneficial owners, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year. The related person transaction described above is subject to, and has been approved or ratified under, this policy.

The policy provides that the CGN Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Committee for its review in connection with each regularly scheduled Committee meeting.

The Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•	business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the NYSE’s listing standards and the Company’s director independence standards; and

•	contributions to non-profit organizations at which a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved is less than $1 million or 2% of the organization’s consolidated gross annual revenues, whichever is less.

At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review.

OTHER MATTERS

Stockholder Proposals for the 2009 Annual Meeting

Under SEC rules, if any stockholder intends to present a proposal at the Company’s next annual meeting of stockholders, the proposal must be received by the Company at our principal executive offices no later than December 8, 2008, and the stockholder must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our proxy statement and proxy for that meeting. Our principal executive offices are located at 225 Summit Avenue, Montvale, New Jersey 07645 and any such proposals must be addressed to the attention of the Secretary.

Alternatively, stockholders may introduce certain types of proposals that they believe should be voted upon or nominate persons for election to the Board of Directors at the 2009 Annual Meeting of Stockholders. Under the Company’s By-laws, notice of any such proposal or nomination must be received in writing by our Corporate Secretary no later than February 14, 2009 and not before January 15, 2009. However, if the date of the 2009 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after the anniversary of the 2008 Annual Meeting (other than as a result of adjournment or postponement), then such notice must be delivered not earlier than the close of business on the 120th day prior to the 2009 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2009 Annual Meeting or the 10th day after the date of the 2009 Annual Meeting is first publicly announced. Notwithstanding the provisions discussed above, if the number of directors to be elected to the Board at the 2009 Annual Meeting is increased, and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the 2008 Annual Meeting, a stockholder’s notice will be considered timely, but only with respect to the additional directorships, if it is received by our Corporate Secretary not later than the close of business of the 10th day after the Company first announces the additional nominees. Stockholders wishing to make such proposals or nominations also must satisfy the other requirements under the Company’s By-laws. If the stockholder fails to comply with the forgoing notice provision or does not comply with the requirements of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder. Notices of intention to present proposals or nominations should be sent to the Company’s principal executive offices at 225 Summit Avenue, Montvale, New Jersey 07645. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 1-800-BARRLAB or by submitting a written request to Ms. Carol A. Cox, Senior Vice President, Investor Relations and Corporate Communications, 225 Summit Avenue, Montvale, New Jersey 07645. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report and Additional Materials

Our Annual Report for the year ended December 31, 2007 is being distributed with this Proxy Statement. Copies of our Annual Report on Form 10-K (including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 for our most recent fiscal year, but excluding exhibits) may be obtained without charge upon written or oral request to Barr Pharmaceuticals, Inc., Attention: Carol A. Cox, Senior Vice President, Investor Relations and Corporate Communications, 225 Summit Avenue, Montvale, New Jersey 07645, or by phoning 1-201-930-3300 and asking for Ms. Cox.

Other Business

Our Board of Directors does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

Frederick J. Killion
Corporate Secretary

APPENDIX A

Categorical Standards of Director Independence

Adopted by Resolution of the Board of Directors on September 21, 2006

Categorical Independence Standards

An “independent” Director is a Director whom the Board of Directors has determined has no material relationship with Barr Pharmaceuticals, Inc., or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a Director is not independent if any of the following applies:

1. The Director is, or has been within the last three years, an employee of the Company, or an immediate family member of the Director is, or has been within the last three years, an executive officer of the Company.

2. The Director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard.

3. (a) The Director, or an immediate family member of the Director, is a current partner of the Company’s internal or external auditor; (b) the Director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the Director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

4. The Director, or an immediate family member of the Director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee.

5. The Director is a current executive officer or employee, or an immediate family member of the Director is a current executive officer, of another entity that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of the Company or the other entity.

6. The Director is an executive officer of a charitable or non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues.

An “immediate family” member includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

The undersigned hereby acknowledges receipt of the proxy statement, the notice of Annual Meeting to be held May 15, 2008 and the Annual Report for the fiscal year ended December 31, 2007.

THIS PROXY IS SOLICITED ON BEHALF OF THE REGISTRANT’S BOARD OF DIRECTORS
Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
The Board recommends a vote FOR each of the nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	To elect six directors to serve until the Company’s 2009 Annual Meeting and until their successors are elected and qualified.	FOR all nominees listed (except as marked)

	(Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below).	WITHHOLD AUTHORITY to vote for nominees	☐ ☐

01) Bruce L. Downey, 02) George P. Stephan, 03) Harold N. Chefitz, 04) Richard R. Frankovic, 05) Peter R. Seaver, 06) James S. Gilmore, III
     PLEASE DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

		FOR	AGAINST	ABSTAIN
2.	To ratify the Audit Committee’s selection of the Company’s independent registered public accounting firm for the year ended December 31, 2008.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To approve the Company’s proposal to amend the Certificate of Incorporation to delete the plurality voting standard for the election of directors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To transact such other business as may properly come before the annual Meeting or any adjournment or postponement thereof.	☐	☐	☐
		YES	NO
	DO YOU PLAN TO ATTEND THE MEETING?	☐	☐

PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260
SIGNATURE:                                              DATE:
☐ Mark this box if you would like the Proxy Card EDGARized: ☐ ASCII ☐ EDGAR II (HTML)

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 24,000

Signature	Signature	Date

(Please sign exactly as name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.)

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/brl		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
     If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Choose MLink(sm) for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

▼ IF YOU PLAN TO ATTEND THE MEETING▼
BARR PHARMACEUTICALS, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
TICKET OF ADMISSION

Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656
1-800-882-1038
10:00 AM, MAY 15, 2008